Exhibit 10.22

AMENDED AND RESTATED

PURCHASE AGREEMENT AND PLAN OF MERGER

Among

WALTER INDUSTRIES, INC.,

APPLIED INDUSTRIAL MATERIALS CORPORATION,

GANS TRANSPORT AGENCIES (USA), INC.,

AIMCOR (FAR EAST), INC.

and

OXBOW CARBON & MINERALS LLC

Dated as of November 13, 2003

Table of Contents

ARTICLE I THE MERGERS AND THE SALE AND TRANSFER OF Securities
1.1	The Mergers.
1.2	Effective Time.
1.3	Limited Liability Company Agreement
1.4	Officers
1.5	Status and Conversion of the Securities.
1.6	Sale of Securities Interest

ARTICLE II PURCHASE PRICE AND ADJUSTMENTS
2.1	Purchase Price.
2.2	Purchase Price Adjustment.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER
3.1	Due Organization
3.2	Authorization and Validity of Agreement.
3.3	Sold Companies; Subsidiaries; Venture Interests.
3.4	No Conflict
3.5	Financial Statements.
3.6	Absence of Changes
3.7	Real Properties; Personal Properties; Condition of Properties.
3.8	Contracts.
3.9	Legal Proceedings
3.10	Intangible Property Rights.
3.11	Insurance
3.12	Tax Matters.
3.13	Labor Matters; Employee Benefit Plans.
3.14	Disclosure
3.15	Compliance with Laws
3.16	Finders; Brokers
3.17	Environmental Matters.
3.18	Transactions with Affiliates
3.19	Certain Products
3.20	No Other Representations or Warranties

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER
4.1	Due Organization and Power of the Buyer

4.2	Authorization and Validity of Agreement.
4.3	No Conflict
4.4	Finders; Brokers
4.5	Purchase for Investment
4.6	Financial Capacity
4.7	Legal Proceedings
4.8	Investigation
4.9	Disclaimer Regarding Projections
4.10	Disclaimer Regarding Condition
4.11	No Other Representations or Warranties

ARTICLE V COVENANTS
5.1	Access; Information and Records; Confidentiality
5.2	Conduct of the Business Prior to the Closing Date
5.3	Consents and Approvals.
5.4	Non-Solicitation.
5.5	Further Actions.
5.6	Access to Records and Personnel.
5.7	Employee Relations and Benefits.
5.8	Guarantees
5.9	[Intentionally omitted.]
5.10	Termination of Intercompany Arrangements
5.11	Insurance.
5.12	Update.
5.13	Litigation and Insurance Claim Support
5.14	Directors’ and Officers’ Indemnification and Insurance.
5.15	Software
5.16	Insurance
5.17	Dispositions
5.18	Cash Management
5.19	No Negotiations
5.20	Bank Matters
5.21	Financing.
5.22	Expenses

ARTICLE VI TAX MATTERS
6.1	Purchase Price Allocation
6.2	Restructuring Transactions
6.3	Section 754 Elections
6.4	Tax Matters Cooperation
6.5	Transfer Taxes

6.6	Tax Indemnification.
6.7	Preparation and Filing of Tax Returns, Reports and Forms
6.8	Tax Refunds and Credits.
6.9	Procedures Relating to Indemnification of Tax Claims.

ARTICLE VII CONDITIONS
7.1	Conditions Precedent to Obligations of the Buyer and the Seller
7.2	Conditions Precedent to Obligation of the Seller
7.3	Conditions Precedent to Obligation of the Buyer

ARTICLE VIII CLOSING
8.1	Closing Date.
8.2	Buyer Deliveries
8.3	Seller Deliveries

ARTICLE IX INDEMNIFICATION
9.1	Indemnification by the Seller.
9.2	Indemnification by the Buyer.
9.3	Limitations on Indemnification.
9.4	Indemnification Calculations.
9.5	Survival.
9.6	Assignment

ARTICLE X TERMINATION
10.1	Termination Events
10.2	Termination Fee.
10.3	Effect of Termination

ARTICLE XI DISPUTE RESOLUTION
11.1	Dispute Resolution.

ARTICLE XII MISCELLANEOUS AGREEMENTS OF THE PARTIES
12.1	Notices
12.2	Further Assurances
12.3	Expenses
12.4	Entire Agreement
12.5	No Third Party Beneficiaries
12.6	Assignability
12.7	Amendment and Modification; Waiver
12.8	Public Announcements
12.9	Schedules and Exhibits
12.10	Section Headings; Table of Contents

12.11	Severability
12.12	Counterparts
12.13	Enforcement
12.14	Governing Law
12.15	Certain Definitions

EXHIBITS

Exhibit A	[Intentionally omitted.]
Exhibit B	FORM OF BUYER’S COUNSEL’S LEGAL OPINION
(Steel Hector & Davis LLP)
Exhibit C	FORM OF SELLER’S COUNSEL’S LEGAL OPINION
(Simpson Thacher & Bartlett LLP)
Exhibit D	FORM OF SELLER’S COUNSEL’S LEGAL OPINION
(Victor Patrick, Esquire)
Exhibit E	FORM OF RESIGNATION

SCHEDULES

Schedule 2.2(a)(i)	Preliminary Net Working Capital Statement
Schedule 2.2(a)(ii)	Preliminary Cash Statement
Schedule 3.1	Exceptions to Due Organization
Schedule 3.2	Authorization and Validity of Agreement
Schedule 3.3(a)	Shares of the Sold Companies
Schedule 3.3(b)	Subsidiaries of the Sold Companies
Schedule 3.3(c)	Venture Entities
Schedule 3.3(d)	Exceptions to Delivery of Corporate Documents by Seller
Schedule 3.3(e)	Exceptions to Shares Owned
Schedule 3.4	Consents and Approvals
Schedule 3.5(a)	Financial Statements and Exceptions to Financial Statements
Schedule 3.5(b)	Material Liabilities and Obligations Required by GAAP
Schedule 3.6	Exceptions to Absence of Material Changes
Schedule 3.7(a)	Parcels and Exceptions to Subleases, Licenses, Concessions or Other Written Agreements Pertaining to Parcels
Schedule 3.7(b)	Leases
Schedule 3.7(c)	Exceptions to Condition of Properties
Schedule 3.8(a)(i)	Exceptions to Contracts: Borrowing, Mortgaging or Pledging in Excess of $100,000
Schedule 3.8(a)(ii)	Exceptions to Contracts: Lending or Investing in Excess of $100,000
Schedule 3.8(a)(iii)	Exceptions to Contracts: Guaranty in Excess of $100,000
Schedule 3.8(a)(iv)	Exceptions to Contracts: Letters of Credit, Guarantees, Etc.
Schedule 3.8(a)(v)	Exceptions to Contracts: Agency, Representation, Distribution or Franchise Agreements
Schedule 3.8(a)(vi)	Exception to Contracts: Supply Agreements
Schedule 3.8(a)(vii)	Exceptions to Contracts: Prohibition or Restriction from Engaging in Business

Schedule 3.8(a)(viii)	Exceptions to Contracts: Transportation Agreements
Schedule 3.8(a)(ix)	Exceptions to Contracts: Other Contracts in Excess of $100,000 in Twelve Months
Schedule 3.8(b)	Material Contract Disputes or Disagreements
Schedule 3.9	Legal Proceedings
Schedule 3.10(a)	Patent Rights
Schedule 3.10(b)	Trademark Rights
Schedule 3.10(c)	Copyright Rights
Schedule 3.11	Exceptions to Insurance
Schedule 3.11(a)	Insurance Policies
Schedule 3.11(b)	Exceptions to Performance of Insurance Obligations
Schedule 3.11(c)	Insurance Claims
Schedule 3.12(b)	Exceptions to Tax Returns Filed and Taxes Paid
Schedule 3.12(c)	Exceptions to Tax Deficiencies; Audits and Statute of Limitations
Schedule 3.12(d)	Tax Sharing Agreements
Schedule 3.13(a)	Labor Controversies
Schedule 3.13(b)	Employee Benefit Plans
Schedule 3.14	Exceptions to Disclosure
Schedule 3.15	Exceptions to Licenses, Permits and Compliance with Laws
Schedule 3.17(a)	Environmental Licenses and Permits
Schedule 3.17(b)	Exceptions to Environmental Compliance, Licenses and Permits
Schedule 3.18	Exceptions to Transactions with Affiliates
Schedule 3.19	Exceptions to Certain Products
Schedule 3.19(a)	Grand Forks County, North Dakota Cases
Schedule 4.8	Buyer Knowledge of Untrue or Incorrect Seller Representations and Warranties
Schedule 5.2	Exceptions to Conduct of Business
Schedule 5.5(b)	Seller Names
Schedule 5.8	Guarantees
Schedule 5.10	Intercompany Arrangements
Schedule 5.15	Software
Schedule 6.1	Purchase Price Allocation and 1060 Allocation
Schedule 6.2	Restructuring Transactions
Schedule 7.1(b)	Regulatory Authorizations
Schedule 9.1(a)(ii)	Certain Actions
Schedule 12.16(k)(i)	Knowledge of the Seller
Schedule 12.16(k)(ii)	Knowledge of the Buyer

Index of Defined Terms

1060 Allocation	43
1997 Agreement	52
1997 Indemnification Obligation	55
Accounts	42
Actions	15
Affiliate	66
Agreement	1
AIMCOR DE	1
AIMCOR DE Certificate of Merger	50
AIMCOR DE Common Stock	3
AIMCOR DE Merger	2
AIMCOR DE Merger Consideration	3
AIMCOR DE Merger Effective Time	2
AIMCOR Enterprises	1
AIMCOR FAR EAST	1
AIMCOR GmbH	1
AIMCOR Securities Consideration	3
Amended Stock Purchase Agreement	1
Antitrust Division	32
Benefit Plans	20
Blackstone	42
Books and Records	34
Buyer	1
Buyer 401(k) Plan	37
Buyer Losses	51
Cash	66
Cash Adjustment Statement	5
Cash Deficiency Amount	5
Cash Statement	5
CERCLA	24
Claimant	61
Closing	50
Closing Date	50
Code	17
Conclusive Cash Adjustment Statement	7
Conclusive Cash Statement	7
Conclusive Net Working Capital Adjustment Statement	7
Conclusive Net Working Capital Statement	6
Confidentiality Agreement	29
Control	66
Controlled by	66
Credit Agreement	66
Debt Obligations	66
DGCL	1
Dispute	61
Disputed Items	6
DLLCA	1
Employees	35
Enterprises	52
Environmental Condition	24
Environmental Laws	24
Environmental Liability	25
Environmental Licenses or Permits	25
ERISA	19
ERISA Affiliate	20
Excess Cash Amount	5
Existing Indemnification Obligations	55
Financial Statements	10
Financings	42
First Deposit	4
First Parties	52
Former Employee	35
FTC	32
GAAP	5
GANS	1
Gans Transport	3
Gans Transport PSI	3
Germany LP	52
Governmental Antitrust Authority	31
Governmental Authority	15
Guarantees	39
Hazardous Substance	25
HSR Act	10
IMC Agreement	55
IMC Indemnification Obligation	55

Incentive Plan	38
Indemnitees	40
Leases	13
Licenses and Permits	22
Liens	66
Losses	54
Luxembourg LP	52
MAC Limitation	67
Material Adverse Change	67
Material Contracts	15
Mergers	2
Merging Entities	1
Metals Business	67
Net Working Capital	5
Net Working Capital Adjustment Statement	5
Net Working Capital Deficiency Amount	5
Net Working Capital Excess Amount	5
Net Working Capital Statement	5
Neutral Arbitrator	6
Notice of Claim	61
Original Stock Purchase Agreement	1
OSHA	24
Parcel	12
Pension Assets	36
Pension Plans	36
Permitted Lien	67
Person	68
Petcoke Business	68
Pre-Closing Tax Period	44
Preliminary Cash Statement	5
Preliminary Net Working Capital Statement	5
Prime Rate	7
Projections	28
Purchase	1
Purchase Price	3
Purchase Price Allocation	43
RCRA	24
Reimbursement Account Plans	37
Release	25
Remedial Action	25
Resolution Period	6
Respondent	61
Restructuring Transactions	43
Rules	62
Second Deposit	4
Section 754 Entities	43
Securities Act	27
Security Agreement	49
Seller	1
Seller 401(k) Plan	37
Seller Losses	54
Seller Master Trust	36
Seller Names	34
SG	42
Shares	1
Sold Companies	1
Stockholders	52
Straddle Period	45
Subsidiaries	9
Subsidiaries Certificates of Merger	50
Subsidiaries Mergers	2
Subsidiaries Mergers Effective Times	2
Success Agreement	38
Target Cash	5
Target Net Working Capital	5
Tax	17
Tax Claim	47
Tax Return	17
Taxes	17
Termination Fee	61
The best knowledge of	68
The knowledge of	68
The Seller’s Tax Knowledge	68
Transfer Taxes	44
Transferred Employee	35
Under common control with	66
Venture Entities	9
Venture Interests	9

AMENDED AND RESTATED PURCHASE AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED PURCHASE AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into on November 13, 2003 by WALTER INDUSTRIES, INC., a Delaware corporation (the “Seller”), Applied Industrial Materials Corporation, a Delaware corporation and a wholly owned subsidiary of Seller (“AIMCOR DE”), Gans Transport Agencies (USA), Inc., a Delaware corporation and a wholly owned subsidiary of AIMCOR DE (“GANS”), AIMCOR (FAR EAST), Inc., a Delaware corporation (“AIMCOR FAR EAST”), and a wholly owned subsidiary of AIMCOR Enterprises International Incorporated, a Nevada corporation and a wholly owned subsidiary of AIMCOR DE (“AIMCOR Enterprises”), and OXBOW CARBON & MINERALS LLC, a Delaware limited liability company (the “Buyer”).  AIMCOR DE, GANS and AIMCOR FAR EAST are collectively referred to herein as the “Merging Entities.”

RECITALS

WHEREAS, Seller and Buyer entered into that certain Stock Purchase Agreement, dated as of September 22, 2003 (the “Original Stock Purchase Agreement”), as amended by the First Amendment thereto, dated September 22, 2003 (the “Amended Stock Purchase Agreement”);

WHEREAS, this Agreement amends and restates the Amended Stock Purchase Agreement in its entirety;

WHEREAS, the respective Boards of Directors of each of Seller and the Merging Entities and the sole member of Buyer, upon the terms and subject to the conditions set forth in this Agreement, have approved, and declared advisable, the merger of each of the Merging Entities into Buyer; and

WHEREAS, the Buyer desires to indirectly acquire all of the outstanding shares of capital stock (the “Shares”) of Applied Industrial Materials Germany GmbH, a company organized under the laws of Germany (“AIMCOR GmbH”, and together with AIMCOR DE, the “Sold Companies”), owned by the Seller; and

WHEREAS, the Board of Directors of each of the Seller and the Buyer has approved the indirect acquisition of the Shares and the sale and purchase of the Gans Transport PSI (as defined below) (collectively with the Mergers, the “Purchase”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereby agree as follows:

ARTICLE I

THE MERGERS AND THE SALE AND TRANSFER OF SECURITIES

1.1                                 The Mergers.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the following transactions shall take place in accordance with the provisions of Section 264 of the Delaware General Corporation Law (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”):

(a)                                  At the Subsidiaries Mergers Effective Times (as defined in Section 1.2) each of GANS and AIMCOR FAR EAST will be merged into the Buyer and shall cease to exist (the “Subsidiaries Mergers”), and the Buyer shall be the surviving limited liability company in each of the Subsidiaries Mergers and shall continue its existence under the laws of the State of Delaware and shall succeed to all rights, privileges, powers, franchises, assets, liabilities and obligations of each of GANS and AIMCOR FAR EAST and Buyer in accordance with the provisions of the DGCL and the DLLCA.

(b)                                 Promptly following the Subsidiaries Mergers Effective Times, and on the Closing Date, AIMCOR DE will be merged into Buyer and shall cease to exist (the “AIMCOR DE Merger”), and Buyer shall be the surviving limited liability company in the AIMCOR DE Merger and shall continue its existence under the laws of the State of Delaware and shall succeed to all rights, privileges, powers, franchises, assets, liabilities and obligations of each of AIMCOR DE and Buyer in accordance with the provisions of the DGCL and the DLLCA.  The AIMCOR DE Merger and the Subsidiaries Mergers are collectively referred to herein as the “Mergers”.

1.2                                 Effective Time.

(a)                                  Each of the Subsidiaries Mergers shall become effective at the time of the filing of the applicable Subsidiaries Certificates of Merger (as defined in Section 8.1(c)) with the Secretary of State of the State of Delaware (or at such later time as shall be agreed by Seller and Buyer and as shall be set forth in such certificates) in accordance with the DGCL and the DLLCA.  The dates and times when the Subsidiaries Mergers become effective are herein referred to as the “Subsidiaries Mergers Effective Times.”

(b)                                 Promptly following the Subsidiaries Mergers Effective Times, and on the Closing Date, the AIMCOR DE Merger shall become effective at the time of the filing of the AIMCOR DE Certificate of Merger (as defined in Section 8.1(b)) with the Secretary of State of the State of Delaware (or at such later time as shall be agreed to by Seller and Buyer and as shall be set forth in such certificate) in accordance with the DGCL and the DLLCA.  The date and time when the AIMCOR DE Merger becomes effective is herein referred to as the “AIMCOR DE Merger Effective Time.”

1.3                                 Limited Liability Company Agreement.  The limited liability company agreement of Buyer, as in effect immediately prior to the Subsidiaries Mergers Effective Times, shall continue in effect as the limited liability company agreement of Buyer, as the surviving limited liability company in each Merger, until thereafter amended.

1.4                                 Officers.  The officers of Buyer immediately prior to the Subsidiaries Mergers Effective Times shall be the officers of the surviving limited liability company in each Merger, each to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

1.5                                 Status and Conversion of the Securities.

(a)                                  At the Subsidiaries Mergers Effective Times, and substantially concurrently and without any action on the part of the holder thereof, by virtue of the Subsidiaries Mergers, each share of common stock of each of GANS and AIMCOR FAR EAST outstanding immediately prior to the applicable Subsidiaries Mergers Effective Times shall be cancelled and retired, shall cease to exist and no consideration shall be delivered in exchange therefor and all rights in respect of such shares shall cease to exist.

(b)                                 Promptly following the AIMCOR DE Merger Effective Time, and on the Closing Date, by virtue of the AIMCOR DE Merger and without any action on the part of the holders thereof:

(i)                                     all of the shares of common stock, par value $.01 per share, of AIMCOR DE outstanding immediately prior to the Effective Time (the “AIMCOR DE Common Stock”) collectively shall be converted into the right to receive the AIMCOR DE Merger Consideration (as defined in Section 2.1); and

(ii)                                  all rights in respect of outstanding shares of AIMCOR DE Common Stock shall cease to exist, other than the right to receive cash as described above.

1.6                                 Sale of Securities Interest.  Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing as such term is defined in Section 8.1 hereof, the Seller shall deliver to the Buyer the perpetual securities interest (the “Gans Transport PSI”) in Gans Transport B.V., a company organized under the laws of The Netherlands and a wholly owned subsidiary of AIMCOR Enterprises (“Gans Transport”), in exchange for the AIMCOR Securities Consideration (as defined in Section 2.1(c) hereof), free and clear of all Liens.

ARTICLE II

PURCHASE PRICE AND ADJUSTMENTS

2.1                                 Purchase Price.

(a)                                  The total consideration paid by Buyer pursuant to this Agreement shall be One Hundred Twenty Seven Million Seven Hundred Fifty Thousand U.S. Dollars (US$127,750,000), subject to the adjustments as provided in Section 2.2 hereof (the “Purchase Price”).

(b)                                 One Hundred Twenty Two Million Seven Hundred Fifty Thousand U.S. Dollars (US$122,750,000), subject to the adjustments to the Purchase Price as provided in Section 2.2 hereof, of the Purchase Price shall be paid by Buyer in the AIMCOR DE Merger (the “AIMCOR DE Merger Consideration”).

(c)                                  Five Million U.S. Dollars (US$5,000,000), subject to the adjustments to the Purchase Price as provided in Section 2.2 hereof, of the Purchase Price shall be paid by Buyer for the Gans Transport PSI (the “AIMCOR Securities Consideration”).

(d)                                 The Purchase Price shall be payable at the Closing in immediately available funds to such bank accounts as shall be designated by the Seller prior to Closing.

(e)                                  In accordance with the terms of the Original Stock Purchase Agreement, the Buyer has deposited with the Seller, in immediately available funds, Three Million Dollars (US $3,000,000) (the “First Deposit”).  If the Closing shall have occurred on or prior to December 31, 2003, the amount of the First Deposit and any and all earnings accrued thereon shall be immediately payable to the Seller and credited against the AIMCOR DE Merger Consideration payable pursuant to Section 2.1(a).  If the Closing shall not have occurred on or prior to December 31, 2003, and the Seller is not then in default or breach of any of its representations, warranties, covenants or agreements in this Agreement, which default or breach has caused a failure to satisfy a Closing condition, the First Deposit and any and all earnings accrued thereon shall become immediately and irrevocably payable to the Seller; provided, however, that in such event the Buyer and its affiliates shall be irrevocably released hereby from any claim by Seller (or any of its affiliates) related to the inability of the Seller to claim a loss for U.S. federal income tax purposes on the sale of the Sold Companies for the year ending December 31, 2003.  If this Agreement is terminated pursuant to Section 10.1(a) or by Seller pursuant to Section 10.1(e), then in any such event, the First Deposit (and all earnings thereon) shall immediately and irrevocably either be (x) credited against any amounts which may be payable by Buyer to Seller as of such termination date or (y) payable to Buyer, as applicable.  The First Deposit shall be invested by the Seller in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million.  The First Deposit and any and all earnings accrued thereon shall be segregated from other funds held by the Seller.

(f)                                    In addition, if the Closing shall not have occurred on or prior to December 31, 2003, the Buyer shall deposit with the Seller within three business days thereafter, in immediately available funds, an additional Three Million Dollars (US $3,000,000) (the “Second Deposit”).  If the Closing shall have occurred on or prior to July 2, 2004, the amount of the Second Deposit and any and all earnings accrued thereon shall be immediately payable to the Seller and credited against the AIMCOR DE Merger Consideration payable in accordance with Section 2.1(a).  If the Closing shall not have occurred on or prior to July 2, 2004 as a result of a failure to obtain all required consents and approvals in accordance with Section 5.3 hereof, the Second Deposit and any and all earnings accrued thereon shall become immediately and irrevocably payable to the Seller; provided that, if (i) the Buyer has complied in all respects with its obligations and undertakings in accordance with Section 5.3 hereof or (ii) the Seller has not complied in all respects with its obligations and undertakings in accordance with Section 5.3 hereof, then, in either case the amount of the Second Deposit and any and all earnings accrued thereon shall be immediately and irrevocably payable to the Buyer.  The Second Deposit shall be invested by the Seller in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million.  The Second Deposit and any and all earnings accrued thereon shall be segregated from other funds held by the Seller.

(g)                                 In addition to all other amounts payable by Buyer to Seller under this Agreement, the Buyer shall pay the Seller Eighteen Thousand U.S. Dollars (US$18,000) per day

for each day from and including November 7, 2003 to but not including the Closing Date.  Such payments shall be made in the same manner as the Purchase Price is to be paid and shall be paid on the earlier to occur of the Closing Date or the second business day after the termination of this Agreement.

2.2                                 Purchase Price Adjustment.

(a)                                  (i)  Attached hereto as Schedule 2.2(a)(i) is a statement (the “Preliminary Net Working Capital Statement”) setting forth the estimated calculations of the targeted Net Working Capital (as defined below) of the Sold Companies, the Venture Entities (as defined in Section 3.3(c)(i)) and the Subsidiaries (as defined in Section 3.3(b)) as of the close of business on the Closing Date (the “Target Net Working Capital”).  “Net Working Capital” shall mean (A) current assets (excluding Cash and deferred income Tax assets) less (B) current liabilities (excluding income Tax liabilities), all as determined in accordance with the methods used in preparing the balance sheet included in the Financial Statements and with United States generally accepted accounting principles, consistently applied (“GAAP”); provided, however, that, notwithstanding the foregoing, the parties hereby agree that the Conclusive Net Working Capital Statement shall include a provision for a current liability of $1,500,000 in respect of Pension Plan underfunding.

(ii)                                  Attached hereto as Schedule 2.2(a)(ii) is a statement (the “Preliminary Cash Statement”) setting forth the estimated calculations of Cash of the Sold Companies, the Venture Entities and the Subsidiaries as of the close of business on the Closing Date (the “Target Cash”).

(b)                                 (i)  Within sixty (60) calendar days after the Closing Date, the Buyer shall cause to be prepared and delivered the Seller a statement (the “Net Working Capital Statement”) setting forth the Net Working Capital, and the components and calculation thereof, as of the close of business of the Sold Companies, the Venture Entities and the Subsidiaries on the Closing Date.  At the same time, the Buyer shall also cause to be prepared and delivered to the Seller a statement (the “Net Working Capital Adjustment Statement”) setting forth the calculation of the amount by which the Net Working Capital as shown on the Net Working Capital Statement either (A) exceeds Target Net Working Capital (the “Net Working Capital Excess Amount”) or (B) is less than Target Net Working Capital (the “Net Working Capital Deficiency Amount”).  The Seller shall provide the Buyer with access to the relevant books and records of the Seller to the extent reasonably necessary to prepare the Net Working Capital Statement and the Net Working Capital Adjustment Statement.

(ii)                                  Within sixty (60) calendar days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a statement (the “Cash Statement”) setting forth the Cash, and the components and calculation thereof, as of the close of business of the Sold Companies, the Venture Entities and the Subsidiaries on the Closing Date.  At the same time, the Buyer shall also cause to be prepared and delivered to the Seller a statement (the “Cash Adjustment Statement”) setting forth the calculation of the amount by which the Cash as shown on the Cash Statement either (A) exceeds Target Cash (the “Excess Cash Amount”) or (B) is less than Target Cash (the “Cash Deficiency Amount”).  The Seller shall provide the Buyer with access to the relevant books and records of the Seller to the extent reasonably required to prepare the Cash Statement and the Cash Adjustment Statement.

(c)                                  After receipt of the Net Working Capital Statement, the Net Working Capital Adjustment Statement, the Cash Statement and the Cash Adjustment Statement, the Seller will have forty-five (45) calendar days to review the Net Working Capital Statement, the Net Working Capital Adjustment Statement, the Cash Statement and the Cash Adjustment Statement.  The Buyer will give, or cause to be given, to the Seller reasonable access to all documents, records, work papers, facilities and personnel used in their preparation.  Unless the Seller delivers written notice to the Buyer setting forth the specific items disputed by the Seller on or prior to the 45th day after the Seller’s receipt of the Net Working Capital Statement, the Net Working Capital Adjustment Statement, the Cash Statement and the Cash Adjustment Statement, the Seller will be deemed to have accepted and agreed to the Net Working Capital Statement, the Net Working Capital Adjustment Statement, the Cash Statement and the Cash Adjustment Statement and such statements (and the calculations contained therein) will be final, binding and conclusive.  If the Seller so notifies the Buyer of its objections to any of the Net Working Capital Statement, the Net Working Capital Adjustment Statement, the Cash Statement or the Cash Adjustment Statement, (or any calculations contained therein), the Seller and the Buyer will, within thirty (30) days following such notice (the “Resolution Period”), attempt to resolve their differences with respect to the items specified in the notice (the “Disputed Items”), all other undisputed items (and all calculations relating thereto) will be final, binding and conclusive.  Any resolution by the Buyer and the Seller during the Resolution Period as to any Disputed Items will be final, binding and conclusive.

If the Buyer and the Seller do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute will be submitted within thirty (30) days after the expiration of the Resolution Period to Ernst & Young or such other national independent accounting firm mutually acceptable to the Buyer and the Seller (the “Neutral Arbitrator”).  The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute, consistent with this Section 2.2 and shall request a statement from each party regarding such Disputed Items.  All fees and expenses relating to the work, if any, to be performed by the Neutral Arbitrator will be allocated between the Buyer and the Seller in the same proportion that the aggregate amount of the Disputed Items so submitted to the Neutral Arbitrator that is unsuccessfully disputed by each such party (as finally determined by the Neutral Arbitrator) bears to the total amount of such Disputed Items so submitted.  In addition, the parties shall give the Neutral Arbitrator access to all documents, records, work papers, facilities and personnel as reasonably necessary to perform its function as arbitrator.  The Neutral Arbitrator will deliver to the Buyer and the Seller a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Arbitrator by the Seller and the Buyer) of the Disputed Items submitted to the Neutral Arbitrator within thirty (30) days of receipt of such Disputed Items, which determination will be final, binding and conclusive and judgment may be entered on the award.  The final, binding and conclusive Net Working Capital Statement, Net Working Capital Adjustment Statement, Cash Statement and Cash Adjustment Statement, in each case based either upon agreement by the Buyer and the Seller or the written determination delivered by the Neutral Arbitrator in accordance with this Section 2.2, will be the “Conclusive Net Working Capital Statement”, the “Conclusive Net Working Capital Adjustment

Statement”, the “Conclusive Cash Statement” and the “Conclusive Cash Adjustment Statement”, respectively.  If either party fails to submit a statement regarding any Disputed Items submitted to the Neutral Arbitrator within the time determined by the Neutral Arbitrator or otherwise fails to give the Neutral Arbitrator access as reasonably requested, then the Neutral Arbitrator shall render a decision based solely on the evidence timely submitted and the access afforded to the Neutral Arbitrator by the Buyer and the Seller.

(d)                                 (i)                                     If the Conclusive Net Working Capital Adjustment Statement contains a Net Working Capital Deficiency Amount, then the Purchase Price will be reduced by such Net Working Capital Deficiency Amount (pro-rated between the AIMCOR DE Merger Consideration and the AIMCOR Securities Consideration), and the Seller shall pay to the Buyer an amount in cash equal to such Net Working Capital Deficiency Amount.  If the Conclusive Net Working Capital Adjustment Statement contains a Net Working Capital Excess Amount (pro-rated between the AIMCOR DE Merger Consideration and the AIMCOR Securities Consideration), then the Purchase Price will be increased by such Net Working Capital Excess Amount, and the Buyer shall pay to the Seller an amount in cash equal to such Net Working Capital Excess Amount.

(ii)                                  If the Conclusive Cash Adjustment Statement contains a Cash Deficiency Amount, then the Purchase Price will be decreased by such Cash Deficiency Amount, and the Seller shall pay to the Buyer an amount in cash equal to such Cash Deficiency Amount.  If the Conclusive Cash Adjustment Statement contains an Excess Cash Amount, then the Purchase Price will be increased by such Excess Cash Amount, and the Buyer shall pay to the Seller an amount in cash equal to such Excess Cash Amount.

(iii)                               All payments to be made pursuant to this Section 2.2(d) will be made on the second business day following the date on which the Buyer and the Seller agree to, or the Neutral Arbitrator delivers, the Conclusive Net Working Capital Statement, the Conclusive Net Working Capital Adjustment Statement, the Conclusive Cash Statement and the Conclusive Cash Adjustment Statement.  Any payment required to be made by the Seller or the Buyer pursuant to this Section  2.2(d) shall bear interest from the Closing Date through the date of payment at a rate of interest equal to the prime rate per annum publicly announced from time to time by Citibank, N.A. at its principal office in New York City (the “Prime Rate”), and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds prior to the date when such payment is due.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

3.1                                 Due Organization.

(a)                                  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)                                 Each of the Sold Companies and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(c)                                  Each of the Sold Companies and the Subsidiaries (i) has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each jurisdiction (foreign or domestic) where the nature of its business or the nature or location of its assets requires such qualification, and where the failure to be so qualified would not have a material adverse effect on the Petcoke Business or the Metals Business, as applicable.

3.2                                 Authorization and Validity of Agreement.

(a)                                  The execution, delivery and performance by the Seller and each of the Merging Entities of this Agreement and the consummation by the Seller and each of the Merging Entities of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller and each of the Merging Entities and no other action on the part of any of the Seller and the Merging Entities is necessary for the execution, delivery and performance by any of the Seller and the Merging Entities of this Agreement and the consummation by the Seller and the Merging Entities of the transactions contemplated hereby.

(b)                               This Agreement has been duly executed and delivered by each of the Seller and the Merging Entities and is a legal, valid and binding obligation of each of the Seller and the Merging Entities, enforceable against each of the Seller and the Merging Entities, in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

3.3                                 Sold Companies; Subsidiaries; Venture Interests.

(a)                                  Schedule 3.3(a) sets forth the authorized capital stock and the number of shares of outstanding capital stock of each of the Sold Companies.  All of the Shares have been validly issued and are fully paid and nonassessable and are owned beneficially and of record by the Seller free and clear of all Liens except as set forth on Schedule 3.3(a).  Except as set forth on Schedule 3.3(a), neither the Seller nor any of the Sold Companies has issued, granted, or entered into with any person any outstanding agreement, understanding, option, warrant or other right of any kind (including any right of preferential purchase) relating to the sale, issuance or voting of any of the Shares or any shares of capital stock of any class of, or other equity or ownership interest in, any of the Sold Companies, or any securities or interests convertible into or evidencing the right to purchase any Shares or any such shares of capital stock or other equity or ownership interest.

(b)                                 Schedule 3.3(b) sets forth (i) a complete list of the legal entities in which any of the Sold Companies directly or indirectly own or control more than 50% of the stock or other equity or ownership interests, the holder of which is generally entitled to vote for the election of the board of directors or other governing body of or otherwise control such entity (the “Subsidiaries”), and (ii) the authorized capital stock, the number of shares of outstanding capital stock, the number of shares of such outstanding capital stock or other equity interests owned by each owner thereof and the name of each such owner.  All of the outstanding shares of capital stock or other outstanding equity or ownership interests of the Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by one or more of the Sold Companies or Subsidiaries free and clear of all Liens, except as set forth on Schedule 3.3(b).  Except as set forth on Schedule 3.3(b), neither the Sold Companies nor any of the Subsidiaries has issued, granted or entered into with any person any outstanding agreement, understanding, option, warrant or other right of any kind (including any right of preferential purchase) relating to the sale, issuance or voting of any shares of capital stock of any class of, or other equity or ownership interest in, any of the Subsidiaries or any securities or interests convertible into or evidencing the right to purchase any shares of capital stock of any class of, or other equity or ownership interest in, any of the Subsidiaries.

(c)                                  Schedule 3.3(c) sets forth (i) a complete list of the legal entities (the “Venture Entities”) in which any of the Sold Companies or the Subsidiaries own or control, directly or indirectly, 50% or less of the stock or other equity or ownership interests (the “Venture Interests”) the holder of which is generally entitled to vote for the election of the board of directors or other governing body of or otherwise control such Venture Entity and (ii) a description of the Venture Interests and the number of Venture Interests owned by the Sold Companies or the Subsidiaries.  All of the Venture Interests owned by the Sold Companies or the Subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in Schedule 3.3(c)(ii), are owned by one or more of the Sold Companies and the Subsidiaries, free and clear of all Liens.  Except as set forth on Schedule 3.3(c), none of the Sold Companies, Subsidiaries or Venture Entities has issued or granted to or entered into with any person any outstanding agreement, understanding, option, warrant or other right of any kind (including without limitation any preferential right of purchase) relating to the sale, issuance or voting of any Venture Interest or any securities or interests convertible into or evidencing the right to purchase any shares of capital stock of any class of, or other equity or ownership interest in, any of the Venture Entities.

(d)                                 Except as set forth on Schedule 3.3(d), the Buyer has been furnished with access to (i) true and complete copies of the certificates of incorporation (including all the amendments thereto), the by-laws as amended and currently in force, similar venture, partnership or other governing or organizational documents (in the case of any person not a corporation), stock certificates and records and corporate minute books and records of each of the Sold Companies and the Subsidiaries and (ii) all current partnership agreements or other governing or organizational documents (including all amendments thereto) of each Venture Entity.  All stock certificates and records and corporate minute books and records of each of the Sold Companies and Subsidiaries which have not been delivered to the Buyer and are not in the possession of the Seller are in the possession or control of the Sold Company or Subsidiary to which they relate.

(e)                                  Except as set forth on Schedule 3.3(e) and for the Venture Entities and the Subsidiaries, none of the Sold Companies owns, directly or indirectly, any shares of capital stock of any class of, or other ownership interest in, any person or any securities or interest convertible into or evidencing the right to purchase any such shares or ownership interest.

(f)                                    There are no Debt Obligations of any kind or nature, except as set forth on any schedule to this Agreement.

3.4                                 No Conflict.  Except as set forth on Schedule 3.4 and, except as specifically contemplated in this Agreement, the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby:  (i) will not violate any provision of any law, rule or regulation, order, judgment or decree of any jurisdiction (including those outside of the United States) applicable to any of the Seller, the Sold Companies or the Subsidiaries; (ii) will not require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of law applicable to any of the Seller, the Sold Companies or the Subsidiaries, except for (A) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) any consent, approval, filing or notice as may be required under similar laws in any applicable jurisdictions outside the United States and which is set forth on Schedule 3.4, and (C) any consent, approval, filing or notice requirements that become applicable solely as a result of the specific regulatory status of the Buyer or its affiliates or which the Buyer or its affiliates are otherwise required to obtain; (iii) will not violate any provision of the certificate of incorporation, by-laws, similar venture, partnership or other governing or organizational documents, as applicable of any of the Seller, the Sold Companies, the Venture Entities or the Subsidiaries; and (iv) will not, with or without the giving of notice or the passage of time or both, require any consent or approval under, or conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by any of the Seller, the Sold Companies, the Subsidiaries under any note, bond, indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which any of the Seller, the Sold Companies or the Subsidiaries or is a party or by which it, or any of its assets, is bound or encumbered, or result in the creation of a Lien on any of the assets of the Seller, the Sold Companies or the Subsidiaries.

3.5                                 Financial Statements.

(a)                                  Schedule 3.5(a) contains a copy of the unaudited consolidated balance sheet of the Sold Companies and the Subsidiaries as of June 30, 2003, December 31, 2002 and December 31, 2001 and the related statements of operations for the six month period ended June 30, 2003 and the fiscal years ended December 31, 2002 and December 31, 2001 (collectively, the “Financial Statements”).  Except as set forth on Schedule 3.5(a), the Financial Statements present fairly in all material respects the consolidated financial position and results of operation of the Sold Companies, the Venture Entities and the Subsidiaries as of the dates and for the periods indicated, and have been prepared in accordance with GAAP.  The Financial Statements have been prepared from the books and records of the Sold Companies and the Subsidiaries.  THE SELLER MAKES NO REPRESENTATION WITH RESPECT TO ANY FINANCIAL INFORMATION OF THE SOLD COMPANIES, THE VENTURE ENTITIES AND THE SUBSIDIARIES DELIVERED TO THE BUYER OTHER THAN AS CONTAINED IN OR PURSUANT TO THIS AGREEMENT.  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH FINANCIAL INFORMATION PRESENTED IN THE FINANCIAL STATEMENTS.

(b)                                 Except as set forth in Schedule 3.5(b), none of the Sold Companies or the Subsidiaries has any liability or obligation relating to its business or operations (secured or unsecured and whether absolute, accrued, contingent or otherwise and whether due or to become due) which is of a nature required by GAAP to be reflected in a balance sheet and which is not accrued or reserved against in the June 30, 2003 balance sheet included as part of the Financial Statements, other than liabilities or obligations (i) otherwise specifically disclosed in this Agreement or the Schedules hereto and (ii) incurred since June 30, 2003 in the ordinary course of business consistent with past practice.

3.6                                 Absence of Changes.  Except as otherwise disclosed on Schedule 3.6 or as specifically contemplated by this Agreement, since June 30, 2003 the business of (a) each of the Sold Companies, the Subsidiaries and, to the Seller’s knowledge, the Venture Entities has been conducted in all material respects in the ordinary course consistent with past practice and (b) none of the Sold Companies, the Subsidiaries, or, to the Seller’s knowledge, the Venture Entities, has:

(i)                                     incurred, permitted or allowed any of its assets or properties material to the Petcoke Business or the Metals Business, as applicable to be subjected to any Lien other than a Permitted Lien;

(ii)                                  incurred or created any indebtedness or other obligation in the nature of indebtedness, or assumed or guaranteed (whether by way of guarantee, endorsement, indemnity, warranty or otherwise) any indebtedness or other obligation in the nature of indebtedness of any other person, in each case in excess of $50,000, individually or in the aggregate, other than (i) loans, advances, capital contributions or investments between any of the Sold Companies or Subsidiaries and (ii) letters of credit entered into in the ordinary course of business and which are disclosed in Schedule 3.8(a).

(iii)                               sold, transferred, leased, or otherwise disposed of any assets or properties except (A) for properties and assets which are immaterial or for which equivalent value was received and, in either case, in the ordinary course of business consistent with past practice and (B) distributions of Cash to the Seller and its affiliates to the extent permitted under this Agreement;

(iv)                              incurred any liabilities or obligations material to the Petcoke Business or the Metals Business, as applicable, other than any capital expenditures permitted under this Agreement;

(v)                                 suffered any damage, destruction, interruption in use or loss (whether or not covered by insurance) of any assets or properties material to the Petcoke Business or the Metals Business, as applicable;

(vi)                              waived any right which is material to the Petcoke Business or the Metals Business, as applicable, or entered into any material transaction outside the ordinary course of its business;

(vii)                           committed any breach under, or made any amendment or modification to, or terminated (partially or completely) any Material Contract or any Environmental Permit or License which is material to the Petcoke Business or the Metals Business, as applicable;

(viii)                        made any payment, loan or advance to, or entered into any agreement, arrangement or transaction with, any of its partners or their affiliates, or any business or entity in which any of its partners or their affiliates, or any directors, officers, or employees of any of the foregoing have either a direct or indirect interest other than in the ordinary course of business consistent with past practice and on terms and conditions no less favorable than those available in a bona-fide arms-length transaction with a non-affiliated person;

(ix)                                amended its certificate of incorporation, bylaws, or other governing or organizational documents;

(x)                                   consummated or entered into any agreement to consummate a merger, acquisition, consolidation or other business combination with any other person; or

(xi)                                reached any understanding or entered into any contract or commitment (contingent or otherwise) to do or engage in, or which could reasonably be expected to result in, any of the foregoing.

3.7                                 Real Properties; Personal Properties; Condition of Properties.

(a)                                  Schedule 3.7(a) lists by location all real property owned by each of the Sold Companies and the Subsidiaries.  With respect to each such parcel of real property (a “Parcel”) listed on Schedule 3.7(a), except as disclosed on Schedule 3.7(a) and except with respect to any Parcel located in Billings, Montana:

(i)                                     the entity owning such Parcel has good and marketable fee simple title to such Parcel, free and clear of all Liens other than Permitted Liens;

(ii)                                  the Seller has no knowledge of any pending or threatened condemnation proceedings, litigation or administrative actions relating to any Parcel;

(iii)                               there are no subleases, licenses, concessions or other written agreements granting to any party the right of entry, use or occupancy of any portion of any Parcel;

(iv)                              there are no parties (other than one or more of the Sold Companies or the Subsidiaries) in possession of any Parcel, other than tenants under any written leases disclosed in Schedule 3.7(a) who are in possession of space to which they are entitled;

(v)                                 there are no zoning, building, restrictive covenants of record, or other similar local laws or restrictions which may reasonably be expected to materially impair the current use of any Parcel; and

(vi)                              the Seller has delivered (or has caused the Sold Companies or Subsidiaries to deliver) to the Buyer copies of all surveys and title reports which it (or any of the Sold Companies or Subsidiaries) has in its possession with respect to any Parcel.

(b)                                 Schedule 3.7(b) lists by location all real property leased by the Sold Companies and the Subsidiaries pursuant to any real property lease providing for annual payments by any of the Sold Companies or Subsidiaries of an amount in excess of $50,000 or which is material to the business operations of the Petcoke Business or the Metals Business, as applicable (the “Leases”).  With respect to each Lease, except as disclosed on Schedule 3.7(b):

(i)                                     each such Lease is pursuant to a written Lease which has been executed and is in full force and effect;

(ii)                                  none of the Sold Companies or Subsidiaries, as applicable, which is a party to such Lease nor, to the knowledge of the Seller, any other party to such Lease, is in material breach or default and, to the knowledge of the Seller, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit any termination, modification or acceleration, under such Lease;

(iii)                               no Sold Company or Subsidiary or, to the knowledge of the Seller, no other party to any such Lease, has repudiated or disavowed any material provision thereof;

(iv)                              such Lease will continue to be binding upon the parties thereto in accordance with its terms following the Closing, except as may result from actions that may be taken by the Buyer or its affiliates following the Closing, and except for Leases referred to in Schedule 3.4;

(v)                                 there are no zoning, building, restrictive covenants of record, or other similar local laws or restrictions which may reasonably be expected to materially impair the current use of any real property subject to such Lease;

(vi)                              except as disclosed on Schedule 3.7(b), none of the Seller, the Sold Companies or Subsidiaries has subjected or caused to be subjected any Lease to any Liens other than Permitted Liens;

(vii)                           neither the Seller nor any of the Sold Companies or the Subsidiaries has any knowledge of any pending or threatened condemnation proceedings relating to any real property subject to any Lease;

(viii)                        except as set forth on Schedule 3.7(b) and except for any right of entry granted to a landlord pursuant to a Lease, there are no subleases, licenses,

concessions or other written agreements granting to any party the right of entry, use or occupancy of any portion of any real property subject to any Lease; and

(ix)                                there are no parties (other than one or more of the Sold Companies or the Subsidiaries) in possession of any real property subject to any Lease, other than tenants under any written subleases disclosed in Schedule 3.7(b) who are in possession of space which they are legally entitled to occupy.

(c)                                  Except as set forth on Schedule 3.7(c) and except with respect to assets and property located on the Parcel at Billings, Montana, (i) the Sold Companies and the Subsidiaries own good title or lease under valid written leases all buildings, machinery, equipment and other tangible and intangible assets necessary for the conduct of their businesses as presently conducted free and clear of all Liens other than Permitted Liens and (ii) the buildings, fixtures and equipment and other assets and properties owned or leased by the Sold Companies, and the Subsidiaries (and, to the Seller’s knowledge, all Venture Entities) reasonably necessary for the conduct of their business as presently conducted are in sufficient operating condition and repair to permit their use in the continuing operations of the Sold Companies, the Subsidiaries and the Venture Entities as such operations are presently conducted, subject to normal wear and tear.

3.8                                 Contracts.

(a)                                  Except as set forth on any Schedule to this Agreement, including, without limitation, the Schedules related to this Section 3.8(a) and for agreements and arrangements with respect to the matters referred to in Section 3.13, none of the Sold Companies, or the Subsidiaries is a party to or bound by, nor are any of their assets affected by any:

(i)                                     agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of any of its assets in excess of $100,000;

(ii)                                  agreement with respect to the lending or investing of funds in excess of $100,000;

(iii)                               guaranty of any obligation for borrowed money or otherwise in excess of $100,000, other than endorsements made for collection in the ordinary course of business;

(iv)                              outstanding letters of credit, guarantees, payment, performance, bid or completion bonds, swaps, derivatives, surety or indemnification agreements or other reimbursement obligations, except for immaterial indemnity and reimbursement obligations entered into in the ordinary course of business or for indemnities or other reimbursement obligations included in other Material Contracts;

(v)                                 agency, representation, distribution or franchise agreements that cannot be canceled or terminated by the Sold Companies or Subsidiaries which are a party thereto without payment or penalty upon notice of sixty (60) days or less;

(vi)                              supply or sales agreement pursuant to which any of the Sold Companies or the Subsidiaries makes purchases and sales of inventory that cannot be canceled or terminated without payment or penalty upon notice of sixty (60) days or less;

(vii)                           contract which prohibits or restricts any of the Sold Companies or Subsidiaries from engaging in the business currently conducted by it after the date of this Agreement in any geographic region or with any person;

(viii)                        contract, understanding or other agreement for transportation services to be provided to any of the Sold Companies or Subsidiaries that extends beyond three months or requires payments in excess of $250,000; or

(ix)                                any other contract not described above (including any lease) which involves the payment of $250,000 or more in any 12-month period.

(b)                                 Except as set forth on Schedule 3.8(b), (i) each contract or commitment listed on Schedule 3.8(a) which provides for payment to or by the counterparty thereunder in excess of $1,000,000 (the “Material Contracts”) is valid, binding and enforceable against the Sold Company or Subsidiary which is a party to such Material Contract and, to the knowledge of the Seller, against each other party thereto; (ii) each of the Sold Companies and the Subsidiaries has performed all material obligations under the Material Contracts required to be performed by it (and there has occurred no event or circumstance which, with the giving of notice, the passage of time, or both, would constitute a breach or default by any such person thereunder or an event of acceleration or termination) and none of the Sold Companies or Subsidiaries has received any written notice of any claim of breach or default or any acceleration or termination under any Material Contract; and (iii) the Seller has no knowledge of any acceleration, termination, breach or anticipated breach of any material term or condition by any other party to any Material Contract.

(c)                                  Schedule 3.8(b) sets forth all material disputes or disagreements in interpretation existing, to the knowledge of the Seller, under any Material Contract.

3.9                                 Legal Proceedings.  Except as set forth on Schedule 3.9:

(a)                                  there are no actions, suits, proceedings or orders (“Actions”) pending or affecting or, to the knowledge of the Seller, threatened against any of the Sold Companies, the Subsidiaries or, to the Seller’s knowledge, the Venture Entities or any of their material assets at law or in equity before any international tribunal or arbitration forum or any federal, state, municipal, local, foreign, provincial or other governmental department, commission or other administrative authority, board, bureau, agency, court or instrumentality, domestic or foreign (“Governmental Authority”);

(b)                                 none of the Sold Companies or Subsidiaries or, to the Seller’s knowledge, the Venture Entities is subject to any order, writ, injunction, judgment or decree of any Governmental Authority affecting any material assets or a material portion of its business;

(c)                                  there are no Actions pending or, to the knowledge of the Seller, threatened against or affecting the Seller or any of its affiliates (or any of their material assets) at law or in equity by any Governmental Authority, and neither the Seller nor any of its affiliates is, to its knowledge, subject to any order, writ, injunction, judgment or decree of any Governmental Authority which, in each case, would or seeks to enjoin, rescind, or materially delay the transactions contemplated by this Agreement or otherwise hinder the Seller from timely complying with the terms and provisions of this Agreement; and

(d)                                 all Actions have been reported to the appropriate Insurer (if any) under and in accordance with applicable insurance policies of the Sold Companies and Subsidiaries; and

(e)                                  the Seller has afforded the Buyer and its counsel access to files and records within its control (except as may be limited by applicable attorney-client and attorney work product privileges) pertaining to each Action and has disclosed to the Buyer and its counsel all non-privileged written information which it may have regarding each Action.

3.10                           Intangible Property Rights.

(a)                                  Except as set forth in Schedule 3.10(a), (i) the Sold Companies, and the Subsidiaries own, are licensed or have the right to use the patent rights described in Schedule 3.10(a) free and clear of all Liens; (ii) there are no pending actions or proceedings challenging the validity or ownership of such patent rights or the Sold Companies’ or Subsidiaries’ right to use such patent rights; (iii) the patent rights described in Schedule 3.10(a) constitute the material patent rights owned, licensed or used by the Sold Companies and the Subsidiaries in connection with the operation of the business of the Sold Companies and the Subsidiaries; (iv) to the knowledge of the Seller, the issued patents under such patent rights are valid and subsisting and none of said patents is now being infringed by others; (v) there are no written licenses or sublicense agreements now in effect regarding the Sold Companies’ or Subsidiaries’ use of such patent rights; and (vi) none of the Sold Companies or Subsidiaries is infringing any U.S. or foreign patent owned by third parties in the current operation of its business.

(b)                                 Except as set forth in Schedule 3.10(b), (i) the Sold Companies and Subsidiaries own, are licensed or have the right to use the trademarks and any trade dress associated therewith as set forth in Schedule 3.10(b) free and clear of all Liens; (ii) to the knowledge of the Seller, all registrations for such trademarks and trade dress are valid and subsisting; and (iii) no action or proceeding by third parties with regard to the use by any of the Sold Companies or the Subsidiaries of any of such trademarks and trade dress is pending or has been made or, to the knowledge of the Seller, threatened and, to the knowledge of the Seller, none of the trademarks listed on Schedule 3.10(b) is being infringed by others.

(c)                                  Except as set forth in Schedule 3.10(c), there are no pending or, to the knowledge of the Seller, threatened Actions by or against any of the Sold Companies or Subsidiaries with respect to any copyright rights or their use thereof by any person.

3.11                           Insurance.  Except as disclosed in Schedule 3.11:

(a)                                  The Sold Companies and the Subsidiaries have in force (or the Seller has in force on behalf of such entities) policies of insurance with reputable insurance companies or associations in amounts and with retentions and deductibles and covering such risks (on a claims made or occurrence basis, as set forth in Schedule 3.11(a)) as are in accordance with reasonable business practices and such policies (or policies of insurance of substantially the same character and coverage) shall continue in full force and effect to the Closing Date and all premiums relating thereto have been (or will be) paid or accrued as current liabilities in the consolidated books and records of the Sold Companies and Subsidiaries prior to the Closing.  None of the Sold Companies or Subsidiaries has received any notice of cancellation of any insurance policy maintained in favor of the Sold Companies or Subsidiaries or has been denied insurance coverage.  Schedule 3.11(a) sets forth all current insurance policies and coverages for the Sold Companies and the Subsidiaries.

(b)                                 Except as set forth in Schedule 3.11(b), none of the Sold Companies or Subsidiaries has (i) breached or otherwise failed to perform in any respect any material obligation under any of the insurance policies set forth in Schedule 3.11(a); or (ii) received any written notice from any insurer with respect to any such breach or failure.

(c)                                  Schedule 3.11(c) sets forth all material outstanding claims made under each insurance policy set forth in Schedule 3.11(a).  Except as set forth in Schedule 3.11(c), no denial or notice of any reservation of rights has been received from any Insurer regarding any such material claim and none of the aggregate limits under any of the insurance policies set forth in Schedule 3.11(a) have been exhausted by the payment of any claims thereunder or otherwise.

(d)                                 None of the Sold Companies or Subsidiaries have failed to notify or report to the appropriate Insurer under and in accordance with any policies of insurance applicable to such entities any loss, liability, damage, claim or other occurrence which it has suffered or may suffer and which may be covered thereunder, except where the failure to so report or notify would not adversely effect any of the Sold Companies’ or Subsidiaries’ rights under such insurance policy.

3.12                           Tax Matters.

(a)                                  Certain Defined Terms.  For purposes of this Agreement, the following definitions shall apply:

(i)                                     “Code“ means the Internal Revenue Code of 1986, as amended.

(ii)                                  “Tax”“ and “Taxes” means all taxes, charges, fees, levies, or other assessments, including, without limitation, income, profits, gains, gross receipts, net worth, premium, value added, ad valorem, excise, real and personal property, sales, use, stamp, transfer, license, payroll, franchise, Social Security, unemployment and withholding taxes, together with any interest, penalties and additions thereto imposed or required to be withheld by any Governmental Authority.

(iii)                               “Tax Return” means any report, return, election, estimate, declaration, information statement and other forms and documents (including all schedules, exhibits and other attachments thereto or amendments thereof) relating to, and required to be filed with any Governmental Authority in connection with, any Taxes.

(b)                                 Tax Returns Filed and Taxes Paid.  Except as provided on Schedule 3.12(b), (i) all Tax Returns required to be filed by or on behalf of the Sold Companies and the Subsidiaries have been duly filed on a timely basis and all such Tax Returns are accurate and complete in all material respects, (ii) all Taxes due (whether or not shown to be due and payable on such Tax Returns) have been paid in full on a timely basis or adequate reserves have been established with respect to such Taxes, (iii) each of the Sold Companies and the Subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired and (iv) there are no Liens on any of the assets of any of the Sold Companies and the Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Sold Companies, or the Subsidiaries are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(c)                                  Deficiencies; Audits; Statutes of Limitations.  Except as set forth on Schedule 3.12(c): (i) there is no audit by a Governmental Authority or Taxing authority in process or pending with respect to any Tax owed or alleged to be owed by any of the Sold Companies, the Venture Entities and the Subsidiaries; (ii) no deficiencies exist or have been asserted in writing with respect to any Taxes of the Sold Companies, the Venture Entities and the Subsidiaries and none of the Sold Companies, the Venture Entities or the Subsidiaries has received written notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it, (iii) no waiver or extension of any statute of limitations is in effect with respect to any Taxes of the Sold Companies, or the Subsidiaries, and (iv) no Action is now pending (or to the Seller’s knowledge, has been threatened in writing) against any of the Sold Companies or the Subsidiaries in respect of any Tax.

(d)                                 Tax Sharing.  Except as set forth on Schedule 3.12(d), since October 16, 1997, none of the Sold Companies or the Subsidiaries is or has been a party to any tax sharing or allocation agreement or has assumed the liability for Taxes of any other person under any contract or other arrangement.

(e)                                  Other Persons.  Neither any of the Sold Companies nor the Subsidiaries (i) is currently or has ever been a member of an affiliated group (other than a group the common parent of which is the Seller, the Sold Companies or any Subsidiary) filing a consolidated federal income tax return or (ii) has any liability for the Taxes of any person other than the Seller, the Sold Companies or any of the Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law).

(f)                                    Other Tax Matters.  Since October 16, 1997, none of the Sold Companies or the Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code.

(g)                                 Accounting Changes.  There are no outstanding adjustments for Tax purposes applicable to any of the Sold Companies or the Subsidiaries as a result of changes in methods of accounting

(h)                                 Tax Shelters.  To the Seller’s Tax Knowledge, none of the Seller, the Sold Companies, the Subsidiaries or the Venture Entities has participated directly or indirectly in any transaction involving any of Sold Companies, the Subsidiaries or the Venture Entities that (i) would constitute a “reportable transaction” as defined in Treas. Reg. 1.6011-4(b) (excluding, however, any “reportable transaction” described solely in Treas. Reg. 1.6011-4(b)(3) unless any participant in such transaction was provided with a tax opinion letter (from a promoter, law firm or accounting firm) describing the tax consequences of such transaction), or (ii) that is a “tax shelter” within the meaning of Code Section 6662(d)(2)(C)(iii).  To the knowledge of the Seller, none of the Seller, the Sold Companies, the Subsidiaries and the Venture Entities has participated directly or indirectly in any transaction involving any of Sold Companies, the Subsidiaries, or the Venture Entities that (i) to the knowledge of the Seller, would constitute a “reportable transaction” as defined in Treas. Reg. 1.6011-4(b) (excluding, however, any “reportable transaction” described solely in Treas. Reg. 1.6011-4(b)(3) unless any participant in such transaction was provided with a tax opinion letter (from a promoter, law firm or accounting firm) describing the tax consequences of such transaction) or (ii) is a “tax shelter” within the meaning of Code Section 6662(d)(2)(C)(iii).

3.13                           Labor Matters; Employee Benefit Plans.

(a)                                  Labor Controversies.  Except as described on Schedule 3.13(a), (i) the Sold Companies and the Subsidiaries are in compliance in all material respects with all applicable laws respecting or pertaining to employment and employment practices, terms and conditions of employment and wages and hours (including without limitation, equal employment opportunities and discrimination), (ii) there is no unfair labor practice complaint or grievance pending, or to the Seller’s knowledge threatened, against any of the Sold Companies or Subsidiaries before the National Labor Relations Board or before any similar Governmental Authority in any other jurisdiction, (iii) there is no labor strike, dispute, grievance, slowdown or stoppage or any union organizational effort actually pending or threatened against or affecting any of the Sold Companies or Subsidiaries, (iv) within the past three years, none of the Sold Companies or Subsidiaries has experienced any strike or work stoppage and (v) none of the Sold Companies or Subsidiaries is a party to, or subject to, a collective bargaining agreement with any labor union or other person, and no collective bargaining agreement relating to any of the employees of any of the Sold Companies or Subsidiaries, is currently being negotiated.

(b)                                 Employee Benefit Plans.  Except as set forth in Schedule 3.13(b):

(i)                                     Schedule 3.13(b), Parts I and II, sets forth a complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all material severance, change in control, employment or consulting plans, programs or agreements, and all material vacation, fringe benefit, incentive, deferred compensation, bonus, retirement, pension, individual annuity policies (other than any investment held in connection with another Benefit Plan), employee insurance programs, stock option, stock purchase, and restricted stock plans, programs or policies, (whether foreign or domestic, formal or informal, written or, to the knowledge of the Seller, oral), other than those required to be provided under foreign law or by a foreign Governmental Authority, which are sponsored or maintained by or on behalf of, or required to be contributed to or are contributed to by, the Seller or any of the Sold Companies or Subsidiaries, and under which any director, officer, employee, former employee, independent contractor or consultant of any of the

Sold Companies or Subsidiaries participates or receives benefits or is entitled to participate or receive benefits now or in the future (collectively, the “Benefit Plans”).  The Seller has delivered or made available (or has caused the Sold Companies and Subsidiaries to deliver or make available) to the Buyer copies of all Benefit Plans and any related trust documents and summary plan descriptions set forth in Part I of Schedule 3.13(b).

(ii)                                  The Benefit Plans (including any related trust documents and summary plan descriptions) are in compliance in all material respects with all applicable requirements of ERISA and all other applicable laws, orders, rules, decrees and regulations (foreign and domestic) and have been administered and operated in all material respects in accordance with their terms and such laws, orders, rules, decrees and regulations.  All contributions required to be made under the terms of the Benefit Plans and applicable law with respect to the current and any prior Benefit Plan year have been timely made in the amounts so required, and all benefits and current insurance premiums required to be paid under the terms of the Benefit Plans and applicable law have been paid when due in the proper amounts, including without limitation any benefits or premiums to the PBGC or otherwise under the terms of the Benefit Plans.  Each Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS as to its qualification and, to the tax-exempt status under Section 501(a) of the Code of its trust, and any proposed amendments to such Benefits Plan on which any such favorable determination letters were conditioned have been timely adopted by each such Benefit Plan’s sponsor, and, to the knowledge of the Seller, no event or circumstance (including without limitation any failure to pay benefits) has occurred that reasonably could be expected to adversely affect such Benefit Plan’s qualification or a trust’s tax-exempt status.

(iii)                               Except as a result of, or in connection with, this Agreement or the transactions contemplated herein, since the effective date of the last applicable Form 5500 filed with respect to any Benefit Plan, there has been no “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day reporting requirement is applicable and has not been waived that reasonably could be expected to result in material liability to such Benefit Plan or to the Petcoke Business or the Metals Business, as applicable.

(iv)                              No “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived by the IRS, has occurred with respect to any Benefit Plan subject to Section 412 of the Code or Part 3 of Title I(B) of ERISA within the last six years.

(v)                                 No withdrawals have occurred so as to cause any Benefit Plan (or the Petcoke Business or the Metals Business, as applicable) to become subject to material liability under the provisions of Section 4063 of ERISA, nor has any Sold Company or any of its affiliates (as determined under Sections 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”)) ceased making any contributions to any Benefit Plan to which either any Sold Company or ERISA Affiliate made contributions during the six years prior to the date hereof, which would make it subject to material liability under Section 4064 of ERISA.

(vi)                              Neither the Seller, or any Sold Company or Subsidiary nor, to the knowledge of the Seller, any other person has engaged in a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) which would subject any of the Sold Companies or the Subsidiaries to any Taxes, penalties or other liabilities under ERISA or the Code with respect to any of the Benefit Plans, which Taxes, penalties or liabilities would have a material adverse effect on any of the Benefit Plans or result in any material liability for the Petcoke Business or the Metals Business, as applicable.

(vii)                           (A) There are no Actions pending (or, to the knowledge of the Seller, threatened) by or before any Governmental Agency (including any Actions brought by any Benefit Plan participant or beneficiary) with regard to any of the Benefit Plans or any of the assets held thereunder, or to any of the obligations of the Seller or any Sold Company or Subsidiary regarding any Benefit Plan and (B) to the knowledge of the Seller, no event has occurred and no condition exists that, in each case of (A) and (B), would reasonably be expected to subject any Sold Company or Subsidiary, either directly or through its ERISA Affiliates, to any Tax, Lien, fine, penalty or other liability or obligation under ERISA, the Code or any other applicable laws, rules or regulations (foreign or domestic) (including, without limitation, as a result of any voluntary or involuntary termination or partial termination of any Benefit Plan subject to Title IV of ERISA), which Tax, fine, Lien, penalty or liability would have a material adverse effect on any Benefit Plan or result in any material liability for the Petcoke Business or the Metals Business, as applicable.

(viii)                        None of the Benefit Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA) and neither any of the Sold Companies nor any ERISA Affiliate sponsors, maintains or has any liability or obligation in respect of any such multiemployer plan.

(ix)                                The execution of this Agreement and the consummation of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Benefit Plan that may result in any entitlement to payment (whether of severance pay or otherwise and whether or not such payment would constitute a parachute payment as defined in Section 280G of the Code), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation of any Sold Company or Subsidiary to fund benefits under any Benefit Plan.

(x)                                   There are no outstanding liabilities or obligations of the Seller, the Sold Companies or the Subsidiaries with respect to any of the Benefit Plans, whether accrued, contingent or otherwise, which are or will be required to be accrued in the Financial Statements or the Conclusive Net Working Capital Statement and which are not properly or will not be properly accrued in the Financial Statements or the Conclusive Net Working Capital Statement.

3.14                           Disclosure.  Except as set forth on Schedule 3.14, (a) the copies of all written materials concerning the Sold Companies, the Subsidiaries and the Venture Entities that the Seller has delivered to or made available to the Buyer or its representatives constitute accurate copies of the originals thereof; (b) neither this Agreement or the Schedules hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading; and (c) there is no fact known to the Seller which could reasonably be expected to be material to the Sold Companies, the Subsidiaries and the Venture Entities, taken as a whole, which has not been disclosed to the Buyer.

3.15                           Compliance with Laws.  Except as disclosed on Schedule 3.15:

(a)                                  (i) each of the Sold Companies and the Subsidiaries has all licenses, permits or franchises issued by any Governmental Authority and other governmental certificates, authorizations and approvals (collectively “Licenses and Permits”) required for the operation of its business as conducted as of the date of this Agreement, and the absence of which would have a material adverse effect on the business or operations of such entity; (ii) all such Licenses and Permits are in full force and effect and no action, claim, enforcement action, notice of violation or other civil, criminal, formal or informal administrative or other proceeding is pending, nor to the knowledge of the Seller, is threatened, to suspend, revoke, revise, limit, restrict or terminate any of such Licenses and Permits or declare any such License and Permit invalid; (iii) to the knowledge of the Seller, each of the Sold Companies and the Subsidiaries has filed all necessary reports and maintained and retained all necessary records pertaining to such Licenses and Permits; and (iv) each of the Sold Companies and the Subsidiaries has otherwise complied in all material respects with all of the laws, rules, ordinances, decrees, awards, regulations and orders of all Governmental Authorities which as of the date of this Agreement are applicable to it or its respective properties or business.

(b)                                 To the Seller’s knowledge, none of the Sold Companies, the Subsidiaries or the Venture Entities or any director, officer, agent or employee of any of such persons or any other person acting for or on behalf of any such person, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back or other payment to any person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, in each case for or in respect of any of the Sold Companies, the Subsidiaries or any Venture Entity (A) in violation of any law, rule, regulation, order, judgment or decree of any Governmental Authority, or (B) that was not properly recorded and disclosed in the Financial Statements.

3.16                           Finders; Brokers.  With the exception of fees and expenses payable by the Seller to Merrill Lynch & Co. and Cutfield Freeman & Co. Ltd., which shall be the Seller’s sole responsibility, the Seller is not a party to any agreement with any finder, broker or other person, or in any way obligated to any finder, broker or other person for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement.

3.17                           Environmental Matters.

(a)                                  Schedule 3.17(a) sets forth all material Environmental Licenses and Permits held by the Sold Companies and the Subsidiaries.  Except as would not reasonably be expected to result in material liability under Environmental Laws, and except as disclosed in Schedule 3.17(a), (i) no modification, reissuance, alteration, transfer or amendment of any of the Environmental Licenses and Permits is required as a result of the consummation of the transactions herein contemplated and (ii) the Environmental Licenses and Permits are all that are required to be held by the Sold Companies and the Subsidiaries with respect to the operation of their respective businesses as currently conducted.

(b)                                 Except as disclosed on Schedule 3.17(b) and except as would not reasonably be expected to result in material liability under Environmental Laws:

(i)                                     each of the Sold Companies and the Subsidiaries are in compliance with all Environmental Laws (as defined below);

(ii)                                  no Environmental Condition has occurred or presently exists on any property owned, operated or leased by any of the Sold Companies or the Subsidiaries, in each case to the extent relating to the conduct of the Metals Business;

(iii)                               since October 16, 1997, no Environmental Condition has been discovered by any of the Sold Companies or the Subsidiaries (or Seller or any of its subsidiaries) on any property operated, owned or leased by any of the Sold Companies or the Subsidiaries since October 16, 1997;

(iv)                              the Sold Companies and the Subsidiaries hold and are in compliance with all Environmental Licenses and Permits and, to the Seller’s knowledge, there is no actual or contingent liability in connection with any Environmental Condition;

(v)                                 none of the Sold Companies or the Subsidiaries has entered into or agreed to any consent decree or order, or is a party to any Action in which an outstanding judgment, decree or judicial order has been issued relating to compliance with any Environmental Law or Environmental Licenses and Permits or to the existence of any Environmental Condition or the investigation, cleanup or other remediation of Hazardous Substances under any Environmental Laws;

(vi)                              there are no Hazardous Substances in, on or under any of the real property listed in Schedules 3.7(a) or (b) or otherwise owned, leased or operated by any of the Sold Companies or the Subsidiaries which are being stored, used or disposed of in violation of applicable Environmental Laws and Environmental Licenses and Permits, and, for so long as such property or the applicable part thereof has been owned, leased or operated by any of the Sold Companies or the Subsidiaries, as applicable, all Hazardous Substances used or Released on such property or transported or disposed of by them have been used, Released, transported or disposed of in compliance with all applicable Environmental Laws and Environmental Licenses and Permits; and

(vii)                           none of the Sold Companies or the Subsidiaries has received any written request for information, notice of the institution, threatened institution or pendency of any Action or lawsuit, action, proceeding, investigation or claim by any person regarding or alleging any Environmental Liability.

(c)                                  As used herein:

(i)                                     “Environmental Condition” means any event, circumstance or condition existing as of or prior to the Closing Date and constituting (i) the current or past Release or threatened Release of any Hazardous Substance into the environment, in each case in violation of the Environmental Law; or (ii) the on-site or off-site treatment, storage, disposal or other handling of any Hazardous Substance originating on or from any property owned, leased or operated by any of the Sold Companies or the Subsidiaries in a manner that would reasonably be expected to result in liability under Environmental Laws; or (iii) any violation of Environmental Laws at or on any part of any body of water or any property owned, leased or operated by any of the Sold Companies or the Subsidiaries or arising from their activities at any of the facilities located upon any property owned, leased or operated by any of the Sold Companies or the Subsidiaries.  Notwithstanding the foregoing, the presence, treatment, storage, disposal, transporting or other handling of petroleum coke in compliance with all applicable Environmental Licenses or Permits and Environmental Laws shall not be deemed an Environmental Condition or a Release.

(ii)                                  “Environmental Laws” means every applicable domestic, foreign, federal, state, interstate or local statute, law or regulation in effect in any jurisdiction where the Sold Companies or the Subsidiaries presently conduct or previously conducted business, which is in effect and is binding upon any of the Sold Companies or the Subsidiaries as of the Closing Date and any applicable order, injunction, judgment, decree or other enforceable requirement of any Governmental Authority thereunder that relates to the protection of the environment, including any of the foregoing related to: (i) Remedial Actions; (ii) the reporting, licensing, permitting, or investigating of the emission, discharge, Release or threatened Release of Hazardous Substances into the air, surface water, groundwater or land; or (iii) the manufacture, Release, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Substances.  Environmental Laws include, without limitation, the Comprehensive Environmental Recovery, Compensation, and Liability Act, as amended, 42 U.S.C. §9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C., §9601 et seq. (“RCRA”), the Clean Air Act, as amended, 42 U.S.C., §7401, the Occupational Safety and Health Act, as amended, 29 U.S.C. §600, et seq. (“OSHA”), the Federal Water Pollution Control Act, as amended, 33 U.S.C. §401, et seq., and every other applicable law, regulation order, injunction, judgment, decree or other enforceable requirement (foreign or domestic) relating to emissions, discharges, Releases, or threatened Releases of pollutants, contaminants, chemicals, pesticides, or industrial, infectious, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the treatment, storage, disposal, transport or handling of pollutants, contaminants, or infectious, toxic, or hazardous substances or wastes.

(iii)                               “Environmental Licenses or Permits“ means any applicable Licenses or Permits issued by any Governmental Authority pursuant to any Environmental Laws or otherwise relating to the protection of the Environment.

(iv)                              “Environmental Liability“ means any liability or obligation (including any fine or penalty) arising under or related to any Environmental Law or otherwise to the extent pertaining to an Environmental Condition to the extent relating to any act or omission of the Sold Companies or the Subsidiaries (or any other person associated with or acting on behalf of such person) at or prior to the Closing Date, and shall include any liability therefor under common law or statutory theories of trespass, nuisance, strict liability and negligence.

(v)                                 “Hazardous Substance“ means (i) any substance or material regulated under applicable Environmental Laws or any other product, substance, pollutant, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, Release or effect, either by itself or in combination with other materials on the premises, is either potentially injurious to the public health, safety or welfare, or the environment, or (ii) would reasonably be expected to provide a basis for liability of any of the Sold Companies or the Subsidiaries to any Governmental Authority or other person under any applicable Environmental Law.  Hazardous Substance shall include, without limitation, infectious or toxic substances, toxic hydrocarbons, petroleum products, gasoline, oil, diesel fuel or polychlorinated biphenyls or any products, by-products or fractions thereof, and asbestos.

(vi)                              “Release“ shall have the meaning provided under 42 U.S.C. §9601(22).

(vii)                           “Remedial Action“ means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other cleanup activity pertaining to any Hazardous Substance.

(d)                                 Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.17 shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to Hazardous Substances.

3.18                           Transactions with Affiliates.  Except as set forth herein, including, without limitation, as set forth in Schedule 3.18 or as expressly set forth in the Financial Statements, none of the Sold Companies or the Subsidiaries has engaged in any transaction with the Seller or its affiliates (other than the Sold Companies and the Subsidiaries) since June 30, 2003 other than transactions entered into in the ordinary course of business consistent with past practice and which are on terms and conditions no less favorable than those available in a bona fide arms-length transaction with a non-affiliated person.  Schedule 3.18 sets forth all arrangements, obligations, commitments, contracts and other understandings and agreements (oral and written) between the Seller and any of its affiliates (other than the Sold Companies and the Subsidiaries) on the one hand, and any of the Sold Companies, and the Subsidiaries on the other hand.

3.19                           Certain Products.  Except as set forth on Schedule 3.19 since January 1, 1997, none of the Sold Companies or the Subsidiaries (or to the Seller’s knowledge, any of the Venture Entities) has produced or sold any products which, to the Seller’s knowledge, contain asbestos.  The affidavit of John Freeman, Esq. dated June 8, 2001, served in connection with the Grand Forks County, North Dakota Cases listed in Schedule 3.19(a) is true and correct in all respects.

3.20                           No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, neither the Seller nor any other person makes any other express or implied representation or warranty to the Buyer regarding the Seller, the Sold Companies, the Venture Entities, the Subsidiaries or this Agreement and the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

4.1                                 Due Organization and Power of the Buyer.  The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

4.2                                 Authorization and Validity of Agreement.

(a)                                  The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by the sole member of the Buyer, and no other action on the part of the Buyer is or will be necessary for the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby.

(b)                                 This Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

4.3                                 No Conflict.  Except for any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not impair the execution, delivery or performance by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby:  (i) will not violate any provision of law, rule or regulation, order, judgment or decree of any jurisdiction (including those outside of the United States) applicable to the Buyer; (ii) will not require any consent or approval of, or filing or notice to, any Governmental Authority under any provision of law applicable to the Buyer, except for the requirements of the HSR Act and any filings set forth in Schedule 3.4, any consent, approval, filing or notice as may be required under similar laws in any applicable jurisdiction outside the United States and except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of the Seller or which the Seller or any of its affiliates are otherwise required to obtain; (iii) will not violate any provision of the governing or organizational documents of the Buyer; and (iv) will not, with or without the giving of notice or the passage of time or both, require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by the Buyer under, any note, bond, indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which the Buyer is a party or by which it or any of its assets is bound or encumbered, or result in the creation of a Lien on any of the assets of the Buyer.

4.4                                 Finders; Brokers.  With the exception of fees and expenses payable by the Buyer to Callisto Partners, LLC, the Buyer is not a party to any agreement with any finder, broker or other person, or in any way obligated to any finder, broker or other person for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

4.5                                 Purchase for Investment.  The Buyer is aware that the Gans Transport PSI being acquired pursuant to the transactions contemplated hereby are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state or foreign securities laws.  The Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D of the Securities Act.  The Buyer is not an underwriter, as such term is defined under the Securities Act, and is purchasing such the Gans Transport PSI solely for investment, with no present intention to distribute any such Gans Transport PSI to any person, and the Buyer will not sell or otherwise dispose of such Gans Transport PSI except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

4.6                                 Financial Capacity.  The Buyer (together with its affiliates) has the financial wherewithal to pay all amounts which may be payable by it pursuant to this Agreement.  In connection with the consummation of the transactions contemplated hereby and the incurrence of any indebtedness therewith, the Buyer does not intend that the Sold Companies and the Subsidiaries would incur, and does not believe that the Sold Companies and the Subsidiaries will incur, debts that would be beyond the ability of the Sold Companies and the Subsidiaries to pay as such debts mature.

4.7                                 Legal Proceedings.  There are no Actions pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer or any of its affiliates (or any of their material assets) at law or in equity before any Governmental Authority and neither the Buyer nor any of its affiliates is, to its knowledge, subject to any order, writ, injunction, judgment or decree of any Governmental Authority which, in each case, would or seeks to enjoin, rescind, or materially delay the transactions contemplated by this Agreement or otherwise hinder the Buyer from timely complying with the terms and provisions of this Agreement.

4.8                                 Investigation.  The Buyer acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, the Buyer is relying on its own investigation and analysis in entering into the transactions contemplated hereby.  The Buyer is knowledgeable about the industries in which the Sold Companies, the Venture Entities and the Subsidiaries operate and is capable of evaluating the merits and risks of the Mergers and its purchase of the Gans Transport PSI as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.  The Buyer has been afforded access to the books and records, facilities and personnel of the Sold Companies and the Subsidiaries for purposes of conducting a due diligence investigation of the Sold Companies, the Venture Entities and the Subsidiaries and has conducted a due diligence investigation of the Sold Companies, the Venture Entities and the Subsidiaries; provided, however, that such access shall not in any way limit or effect any of the provisions of this Agreement (or any remedy or liability based thereon).  Except to the extent set forth in Schedule 4.8, the Buyer has no knowledge that any of the representations or warranties contained in Article III is, as of the date of this Agreement, untrue or incorrect in any material respect.

4.9                                 Disclaimer Regarding Projections.  In connection with the Buyer’s investigation of the Sold Companies, the Venture Entities and the Subsidiaries, the Buyer has received from the Seller and its affiliates and agents certain projections and other forecasts, including, without limitation, projected financial statements, cash flow items, and certain business plan information related to the Sold Companies, the Venture Entities and the Subsidiaries (collectively, the “Projections”).  The Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such Projections and, accordingly, is not relying on them, (b) the Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections furnished to it and (c) the Buyer shall have no claim under this Agreement against anyone with respect to the accuracy of such Projections (other than claims based on or arising out of any fraud).  Accordingly, the Buyer acknowledges that the Seller has made no representation or warranty with respect to such Projections.

4.10                           Disclaimer Regarding Condition.  Notwithstanding anything herein to the contrary, but without limitation of any representation of warranty or agreement of the Seller herein contained, the Buyer acknowledges that THE SELLER MAKES NO WARRANTY WITH RESPECT TO THE VALUE OF THE GANS TRANSPORT PSI OR THE VALUE, CONDITION OR USE OF THE SOLD COMPANIES, THE VENTURE ENTITIES OR THE SUBSIDIARIES OR THE ASSETS OF ANY OF THEM, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.11                           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither the Buyer nor any other person makes any other express or implied representation or warranty to the Seller regarding the Buyer, any of its affiliates or this Agreement and the transactions contemplated hereby.

ARTICLE V

COVENANTS

5.1                                 Access; Information and Records; Confidentiality.  During the period commencing on the date hereof and ending on the Closing Date:

(a)                                  The Seller shall and shall cause the Sold Companies and the Subsidiaries (and shall use all commercially reasonable efforts to cause the Venture Entities) to, upon reasonable request and notice, afford to the Buyer, its counsel, accountants and other representatives reasonable access during normal business hours to the plants, properties, senior management, employees, books and records of the Seller (but only insofar as they pertain to the Sold Companies, the Venture Entities and the Subsidiaries), the Sold Companies, the Subsidiaries and the Venture Entities in order that the Buyer may have the opportunity to make such reasonable investigations as it shall desire to make of the Sold Companies, the Subsidiaries and the Venture Entities; provided, however, that any contacts with such senior management or other employees shall be made only in accordance with those written procedures which shall be established by the Seller within ten Business Days after the date hereof, which procedures shall not unreasonably withhold, condition or delay such access.  The Seller will cause its officers, employees, accountants and other agents to furnish to the Buyer such additional financial and operating data and information with respect to the Sold Companies, the Venture Entities and the Subsidiaries as the Buyer may from time to time reasonably request.

(b)                                 The Buyer shall not contact any suppliers or customers of the Seller, the Sold Companies, the Venture Entities or the Subsidiaries in connection with or pertaining to any subject matter of this Agreement except in accordance with those written procedures which shall be established by the Seller within ten Business Days after the date hereof, which procedures shall not unreasonably withhold, condition or delay such contacts.

(c)                                  The Buyer will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any information disclosed hereunder in confidence to the extent required by, and in accordance with, the provisions of the letter dated April 23, 2003 between the Buyer and the Seller (as supplemented by letter dated July 15, 2003) (the “Confidentiality Agreement”).

5.2                                 Conduct of the Business Prior to the Closing Date.  Except as otherwise contemplated by this Agreement or as disclosed in Schedule 5.2 or in respect of the operations or assets conducted or located at the Parcel in Billings, Montana, or as required by a Governmental Authority of competent jurisdiction or by applicable law, rule or regulation, the Seller covenants that until the Closing it will, and it will cause the Sold Companies and the Subsidiaries (and shall use all commercially reasonable efforts to cause all Venture Entities) to, use all commercially reasonable efforts, in a manner consistent with past practices, to maintain and preserve intact the business of the Sold Companies, Subsidiaries and the Venture Entities and to maintain the ordinary and customary relationships of the Sold Companies, Subsidiaries and the Venture Entities with their respective suppliers, customers and others having business relationships with them; provided, however, that, subject to Section 5.18, nothing contained in this Agreement shall prevent the removal by the Seller of Cash from any of the Sold Companies or the Subsidiaries consistent with past cash management practices.  Until the Closing Date, (a) the Seller shall, and shall cause the Sold Companies and the Subsidiaries (and shall use all commercially reasonable efforts to cause all other Venture Entities) to, continue to operate and conduct the business of the Sold Companies, the Venture Entities and Subsidiaries in the ordinary course, and maintain the books and records of the Sold Companies, the Venture Entities and the Subsidiaries in accordance with past practices and (b) the Seller shall not, and shall cause the Sold Companies and the Subsidiaries (and shall use all commercially reasonable efforts to cause all other Venture Entities) not to, without the prior written approval of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise contemplated or permitted by this Agreement or Schedule 5.2, take any of the following actions with respect to any of the Sold Companies, the Venture Entities and the Subsidiaries.

(a)                                  amend its charter or by-laws (or analogous governing or organizational documents), or issue or agree to issue any additional shares of capital stock, any voting securities or equity equivalent of any class or series, or any securities convertible into or exchangeable for shares of capital stock, voting securities or equity equivalent, or issue any options, warrants or other rights to acquire any shares of capital stock or such securities;

(b)                                 sell, transfer or otherwise dispose of or encumber or subject to any Liens (other than Permitted Liens) any of its properties or assets other than (i) in the ordinary course of business, (ii) any property or asset which is not material to the Petcoke Business or the Metals Business, as the case may be, (iii) in any disposition between any of the Sold Companies and the Subsidiaries and (iv) in the case of any sale, transfer or other dispositions only, if equivalent value is received therefor;

(c)                                  grant any increase in the compensation of officers or employees, except for increases (i) in the ordinary course of business and consistent with past practice, and which in any event do not exceed for any person the greater of 6% of such person’s current salary or $5,000 per annum; (ii) as required under any collective bargaining agreement; (iii) as required by any Benefit Plan, or other agreement, policy or arrangement in effect as of the date of this Agreement and disclosed hereunder or (iv) as required by law;

(d)                                 make any capital expenditure or commitment, other than (i) in the ordinary course of business and which do not exceed $250,000 individually or $1,000,000 in the aggregate;

(e)                                  except with respect to the endorsement of negotiable instruments in the ordinary course of its business, incur, assume or guarantee any indebtedness for borrowed money other than (i) purchase money borrowings; (ii) refundings of any existing indebtedness which is reflected in the Conclusive Net Working Capital Statement; and (iii) indebtedness to one of the Sold Companies or the Subsidiaries;

(f)                                    issue, deliver, sell, pledge, redeem, dispose of or subject to any Lien any of the Shares or Venture Interests or any other voting securities or equity equivalent or any interest or securities convertible into, or any rights, warrants or options to acquire, any such Shares or Venture Interests, voting securities or convertible securities or equity equivalent;

(g)                                 change its accounting methods or practices (including any change in depreciation or amortization policies or rates thereof) except as mandated by GAAP;

(h)                                 make any Tax election, change any annual Tax accounting period, amend any Tax Return, settle or compromise any material income Tax liability, enter into any closing agreement, settle any Tax claim or assessment with respect to any material Tax, surrender any right to claim a material Tax refund or consent to an extension or waiver of the limitations period applicable to any Tax claim or assessment; provided, however, that notwithstanding the foregoing, the Seller shall have the right in its sole discretion to settle the California income Tax audit of AIMCOR DE for years May 1999 – December 2000, the Texas income Tax audit of

AIMCOR DE for years May 1999 – December 2001 and the Masterloy Canadian federal income Tax audit for 2000, 2001 and 2002, and shall have the right to amend the corresponding Tax Returns in accordance with such settlements;

(i)                                     enter into any contract or commitment for purchases or sales other than a contract or commitment which is in the ordinary course of its business and is on commercially reasonable terms and conditions, based on those business and financial terms and conditions then available in comparable bona fide arms-length transactions with non-affiliated persons;

(j)                                     prepay any material obligations other than in the ordinary course of business consistent with past practice;

(k)                                  declare, set aside, make or pay any dividend or other distribution payable in stock or property with respect to the Shares;

(l)                                     waive or release any rights of material value, or cancel, compromise, release or assign any material indebtedness owed to it or any material claims held by it;

(m)                               cancel or terminate any insurance policy naming it as a beneficiary or a loss payable payee;

(n)                                 enter into or amend any collective bargaining or employment agreement, except as required by applicable law;

(o)                                 adopt or vote in favor of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Sold Companies, the Venture Entities or the Subsidiaries;

(p)                                 purchase assets (other than purchases of inventory and capital expenditures, each in the ordinary course of business) or equity securities of any person, or merge or consolidate with any person;

(q)                                 amend, modify or adopt any Benefit Plan, except as required to comply with any applicable law, or adopt, whether formally or informally, or ratify any plan, arrangement, understanding, policy or program which would constitute a Benefit Plan; or

(r)                                    agree, whether in writing or otherwise, to do any of the foregoing.

5.3                                 Consents and Approvals.

(a)                                  Each of the Seller and the Buyer shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable antitrust laws and regulations of any Governmental Antitrust Authority to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby by any Governmental Authority with regulatory jurisdiction over enforcement of any applicable antitrust, anti-takeover, merger or change in control laws (“Governmental Antitrust Authority”) (which actions shall include, without limitation, furnishing all information required by applicable law in connection with approvals of or filings with any Governmental Antitrust Authority), including filing, or causing to be filed, as promptly as practicable, any required notification and report forms (A) under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or (B) under other applicable non-U.S. laws with the applicable non-U.S. Governmental Antitrust Authority, (ii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Antitrust Authority required to be obtained or made by the Seller and the Buyer, or any of their respective subsidiaries or affiliates in connection with the transaction contemplated by this Agreement or the taking of any action contemplated by this Agreement, and (iii) to take any action necessary to defend vigorously, lift, mitigate or rescind the effect of any litigation or administrative proceeding involving any Governmental Antitrust Authority adversely affecting the transactions contemplated by this Agreement or this Agreement, including promptly appealing any adverse court or administrative decision and prosecuting such appeal until the earlier to occur of (A) the termination of this Agreement and (B) the Closing.  Without limitation of the foregoing, the Buyer and its respective affiliates(s) (x) shall not extend any waiting period under the HSR Act or any other foreign antitrust or merger control laws or enter into any agreement with the FTC or the Antitrust Division of the U.S. Department of Justice or any other Governmental Antitrust Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the Seller and (y) shall retain all resources such as counsel, accountants, economists or other consultants which may be reasonably necessary to discharge its obligations under this Section 5.3.

(b)                                 Without limiting the generality of the undertakings and subsections (a) and (c) of this Section 5.3 and subject to appropriate confidentiality protections, the Seller and Buyer shall each furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing and shall each provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Antitrust Authority and any other information supplied by such party and such party’s affiliates to a Governmental Antitrust Authority in connection with this Agreement and the transactions contemplated hereby.  Each party shall, subject to applicable law, permit counsel for the other party to review in advance any proposed written communication to any Governmental Antitrust Authority.  Upon the terms and subject to the conditions herein provided, in case at any time after the Closing Date any further action is necessary or desirable to secure the approvals from any and all Governmental Antitrust Authorities necessary to carry out the purposes of this Agreement, the proper officers and/or directors of the parties shall use their reasonable best efforts to take or cause to be taken all such necessary action.  The Seller and the Buyer agree to offer the other party, if possible, a reasonable opportunity to participate in all telephonic calls and all meetings with a Governmental Antitrust Authority relating in any way to the review of the transactions contemplated by this Agreement by any Governmental Antitrust Authority.

(c)                                  Without limiting the generality of the undertakings and subsections (a) and (b) of this Section 5.3, the Seller and the Buyer agree to take or cause to be taken the following actions prior to any termination of this Agreement in accordance with its terms:  (i) to use their reasonable best efforts to provide as promptly as practicable information and documents requested by any Governmental Antitrust Authority necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and (ii) take promptly, if any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of any such transactions, any and all steps (including the appeal thereof or the posting of a bond) which are necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.  Notwithstanding the foregoing, the Buyer shall not be required to take any action that would, either individually or in the aggregate, be materially adverse to the financial condition or results of operations of the Buyer, the Sold Companies, the Venture Entities and the Subsidiaries, taken as a whole.

(d)                                 The filing fees under the HSR Act or any other foreign antitrust merger control laws shall be borne by the Buyer.

5.4                                 Non-Solicitation.

(a)                                  The Buyer and its affiliates will not, from and after the date hereof and for a period of one year following any termination of this Agreement pursuant to Section 10.1 and, in the case of employees of any of the Sold Companies, the Venture Entities and the Subsidiaries, from and after the date hereof until the Closing Date, without the prior written approval of the Seller, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of the Seller or any of its subsidiaries to terminate his or her employment with the Seller or any of its subsidiaries.  The Buyer agrees that any remedy at law for any breach by it of this Section 5.4(a) would be inadequate, and the Seller would be entitled to injunctive relief in such a case.  If it is ever held that the restriction placed on the Buyer by this Section 5.4(a) is too broad to permit enforcement of such restriction to its fullest extent, the Buyer agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and the Buyer hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

(b)                                 The Seller and its subsidiaries will not, for a period of one year following the Closing Date, without the prior written approval of the Buyer, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of any of the Sold Companies, the Venture Entities or Subsidiaries at the Closing Date to terminate his or her employment with the Buyer or any of the Sold Companies, the Venture Entities or Subsidiaries.  The Seller agrees that any remedy at law for any breach by it of this Section 5.4(b) would be inadequate, and the Buyer would be entitled to injunctive relief in such a case.  If it is ever held that the restriction placed on the Seller by this Section 5.4(b) is too broad to permit enforcement of such restriction to its fullest extent, the Seller agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and the Seller hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

5.5                                 Further Actions.

(a)                                  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts:  (i) to obtain, in addition to approvals discussed in Section 5.3 hereof, any licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with any of the Sold Companies, the Venture Entities or the Subsidiaries as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect, in addition to filings discussed in Section 5.3 hereof, all necessary registrations and filings required in connection with the consummation of the transactions contemplated hereby; (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including, without limitation, Governmental Authorities or officials), challenging this Agreement or the other transactions contemplated hereby; (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing; and (v) to cause the other party’s conditions to Closing set forth in Article VII, and which are within a party’s reasonable control, to be met.  For purposes of this Section 5.5, the “reasonable best efforts” of the Buyer shall include any of the actions by the Buyer set forth in Section 5.3(c), subject to any limitations set forth therein.

(b)                                 Neither the Buyer nor any of its affiliates shall in any way use, beginning on the Closing Date, any trademark, service mark, trade name, brand mark, brand name, trade dress or logo owned or used in the continuing business of the Seller or any of its affiliates and which is listed in Schedule 5.5(b) (collectively, the “Seller Names”), or use any trademark, trade name, brand mark, brand name, trade dress or logo which is likely to cause confusion with any Seller Name or be associated with the Seller or any of its affiliates, on or as of the Closing Date; provided, however, that each of the Sold Companies, the Subsidiaries and the Venture Entities shall (i) have a reasonable period of time to replace (but in no event greater than six months after Closing) any signage, stationary or other materials that may use the Seller Names and (ii) be responsible for indemnifying Seller and its affiliates for any Losses which are incurred by any of Seller and its affiliates in any Action against any of Seller and its affiliates and attributable to such use of the Seller Names.  If this Section 5.5(b) is breached or threatened to be breached, the Buyer expressly consents that in addition to any other remedy the Seller and its affiliates may have, the Seller or such affiliate shall be entitled to apply for and receive injunctive relief in order to prevent the continuation of any existing breach or the occurrence of any threatened breach.

5.6                                 Access to Records and Personnel.

(a)                                  The Buyer shall, and shall cause its affiliates to, retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title, historic computer records and systems and other papers relating to the Sold Companies, the Venture Entities and the Subsidiaries in their possession as of the Closing Date (the “Books and Records”) for a period of ten (10) years from the Closing Date or for such longer period as may be required by law or any applicable court order.

(b)                                 The Buyer shall, and shall cause its affiliates to, provide the Seller and its representatives with reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, including, without limitation, the preparation of financial statements, Tax Returns or the defense of litigation or Tax audits or for purposes of determining liability under this Agreement.  The Seller shall (and shall cause its representatives to) hold in confidence and not disclose to any person, all information obtained from such Books and Records and personnel in accordance with the provisions of Section 5.1(c); provided, however, that information contained in such Books and Records or otherwise disclosed by personnel which (i) was in the public domain or (ii) becomes known to the Seller (or its representatives) from or through a third party not under an obligation of non-disclosure to the disclosing party, shall not be deemed to be subject to the foregoing obligation of confidentiality; and provided, further, that the Seller and its representatives shall not be prevented from disclosing any information to the extent required by any law, regulation or rule of any public agency or other Governmental Authority or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulations.

5.7                                 Employee Relations and Benefits.

(a)                                  In General.

(i)                                     Except as otherwise provided in this Section 5.7, for the period from the Closing Date through December 31, 2004, the Buyer, to the extent permitted by applicable law, shall, or shall cause its affiliates to, provide (A) each Transferred Employee (as defined below) with salary or wages, as applicable, and bonus opportunity at least equal to that provided to such Transferred Employee immediately prior to the Closing Date, and (B) each Employee (as defined below) with employee benefits that are no less favorable in the aggregate than the employee benefits provided to such Employee immediately prior to the Closing Date.  For purposes of this Agreement, “Transferred Employee” means an employee of any of the Sold Companies or the Subsidiaries immediately prior to the Closing Date.  For purposes of this Agreement, “Former Employee” means a former employee of any of the Sold Companies or the Subsidiaries, in each case, who is entitled to a current or future benefit from the Seller, any of the Sold Companies, any of the Subsidiaries or any ERISA Affiliates.  The Transferred Employees together with the Former Employees shall be referred to herein as “Employees”.

(ii)                                  The Buyer and its affiliates shall give Employees full credit for all purposes under any employee benefit plans or arrangements maintained by the Buyer or any of its affiliates (including, without limitation, any welfare plan, incentive plan, pension plan, vacation program or severance program) in which any Employee participates on or after Closing for such years of service of such Employee with the Seller, the Sold Companies, the Subsidiaries or any affiliate and/or any predecessor entity, to the same extent recognized by the Seller, the Sold Companies, the Subsidiaries and/or such affiliate or predecessor entity immediately prior to the Closing Date, except to the extent such credit would result in an unintended duplication of benefits.

(iii)                               To the extent permitted by applicable law, the Buyer shall, or shall cause its affiliates to, (A) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Employees under any welfare benefit plans of the Buyer or its affiliates (including, without limitation, the reimbursement account plans described in Section 5.7(d) below) in which such Employees may be eligible to participate on or after the Closing Date and (B) provide each Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans of the Buyer or its affiliates that any such Employee may be eligible to participate in on or after the Closing Date.

(iv)                              Notwithstanding the provisions of this Section 5.7, with respect to any Employees covered by a collective bargaining agreement that is assumed by the Buyer or its affiliates or retained by any Sold Company or Subsidiary, such collective bargaining agreement shall govern to the extent required therein.

(b)                                 Pension Plans.

(i)                                     Prior to or on the Closing Date, the Seller shall cause the trustee of the Walter Industries, Inc. Subsidiaries Master Pension Trust (the “Seller Master Trust”) to segregate the assets in the Seller Master Trust equal to the aggregate fair market value of the assets related to (A) the Retirement Plan for Hourly Employees of Applied Industrial Materials Corporation Represented by Local 2528 United Steel Workers of America and (B) the Retirement Plan for Hourly Employees of Applied Industrial Materials Corporation (collectively, the “Pension Plans”) (the “Pension Assets”).  On the Closing Date, the Seller shall cause the trustee of the Seller Master Trust to transfer all the Pension Assets to a trust or trusts established or designated by the Buyer for the benefit of the participants and beneficiaries covered by each Pension Plan.

(ii)                                  On and after the Closing Date, the Sold Companies shall continue to be liable for the obligations arising under and in connection with the Pension Plans and the assets related thereto, and the Seller and its affiliates shall have no further liability or obligation with respect to the Pension Plans and assets related thereto.  The Buyer shall, or shall cause its affiliates to, maintain the Retirement Plan for Hourly Employees of Applied Industrial Materials Corporation without any modification (except as required by applicable law) through December 31, 2004.  Prior to or on the Closing Date, Seller shall timely adopt (or cause to be adopted) all amendments to the Pension Plans required by law to be adopted prior to the Closing Date or by any date which is within 45 days after the Closing Date.

(iii)                               Notwithstanding the foregoing, nothing in Section 5.7(b)(ii) above shall limit or release any obligation or liability under applicable law which the Seller has to the Pension Plans or participants thereunder.

(c)                                  401(k) Plans.

(i)                                     Prior to or on the Closing Date, Seller shall timely adopt all amendments to the Seller 401(k) Plan (as defined below) required by law to be adopted prior to the Closing Date.

(ii)                                  Effective as of the Closing Date, (A) the Seller shall cause the account balance of each Employee to become fully vested and (B) the participation of each Employee in the Walter Industries 401(k) Plan (the “Seller 401(k) Plan”) shall cease.  Each Employee (including any “alternate payee” as described in Section 414(p) of the Code) shall have the option to (x) retain the Employee’s account balance under the Seller 401(k) Plan (provided that such Employee’s account balance is in excess of $5,000) or (y) make an elective rollover of the balance of the Employee’s account, including any notes evidencing loans under the Seller 401(k) Plan, in accordance with Section 401(k) of the Code and the regulations promulgated thereunder, to the 401(k) Plan established or to be established by Buyer (the “Buyer 401(k) Plan”).

(iii)                               If any Employee chooses to make a rollover election, the Seller shall cause the trustee of the Seller 401(k) Plan to transfer in cash and/or kind (including any notes evidencing loans under the Seller 401(k) Plan) the full account balances with respect to such Employee under the Seller 401(k) Plan (which account balances will have been credited with appropriate earnings and reduced by any necessary benefit or withdrawal payments to or in respect of such Employee as of the Closing Date and with respect to the period from the Closing Date to the date of such transfer) to the appropriate trustee designated by the Buyer or its affiliate under the trust agreement forming a part of the Buyer 401(k) Plan as soon as reasonably practicable after such election.  The Buyer shall take all actions reasonably necessary to permit the Employees to roll over any loan balances outstanding under the Seller 401(k) Plan as of the Closing Date and to otherwise effectuate the asset transfer described in the preceding sentence, including making (or causing to be made) all filings and submissions to the appropriate Governmental Authorities which are required to be made by the trustee or sponsor of the Buyer 401(k) Plan in connection with any such rollovers.

(d)                                 Reimbursement Account Plans.  On or as soon as practicable after the Closing Date, the Seller shall transfer to the Buyer or its affiliate the account balances under the Seller’s Health Care Reimbursement Account and Dependent Care Reimbursement Account plans (the “Reimbursement Account Plans”) with respect to the calendar year that includes the Closing Date for each participant who is an Employee.  The Buyer shall, or shall cause its affiliate to, provide health care reimbursement and dependent care reimbursement programs substantially comparable to those provided under the Reimbursement Account Plans at least through the end of the plan year in effect as of the Closing Date.  Upon the transfer of such account balances, the Buyer shall, or shall cause its affiliate to, assume responsibility for such account balances and shall indemnify the Seller and its affiliates against all liability with respect to such account balances, but only to the extent such liability arises upon or after the transfer of such account balances; provided that the Buyer or its affiliate shall be responsible for all liability for and administration of reimbursement claims that have not been received by the Seller as of the date the Seller transfers such assets to the Buyer, regardless of when the claim was incurred.

(e)                                  Severance.  On and after the Closing Date, the Buyer or its affiliates shall be solely responsible for, and neither the Seller nor any of its affiliates shall have any obligation or liability for, severance pay or any other severance obligations in respect of the Employees.  For the period from the Closing Date through December 31, 2004, the Sold Companies shall retain the AIMCOR Severance Policy and maintain such Severance Policy for the benefit of the Transferred Employees and any Former Employees entitled to a benefit thereunder without any modification (except as required by applicable law).

(f)                                    Incentive Plan.  On and after the Closing Date, the Sold Companies shall retain the AIMCOR Executive Incentive Plan (the “Incentive Plan”), maintain the Incentive Plan without any modification (except as required by applicable law) and apply the performance targets and calculate bonuses in a manner consistent with the manner applied and calculated by the Sold Companies immediately prior to the Closing Date through December 31, 2003, and none of the Seller or its affiliates shall have liabilities or obligations with respect to such Incentive Plan; provided, however, that the Conclusive Net Working Capital Statement shall pro-rate the liability of the Buyer and the Seller with respect to such Incentive Plan (determined based on the target amounts provided for therein), such that the Buyer is effectively responsible under Section 2.2 hereof only for amounts payable under such Incentive Plan for the plan year in which the Closing occurs based on the number of days remaining in the plan year after the Closing Date.

(g)                                 Severance/Success Agreements.  On the Closing Date, the Sold Companies shall retain and be liable for each AIMCOR Executive Severance/Success Agreement (each, a “Success Agreement”); provided, however, that the Seller shall as of Closing assume all liability thereunder for the Success Fee (as defined in Section 3 thereof), which the Seller shall pay directly to each person in accordance with the applicable terms of each such Success Agreement; provided, further, that the Conclusive Net Working Capital Statement pro-rates the liability of the Buyer and the Seller with respect to the pro-rata bonus payable pursuant to the Pro-rata Bonus Section of such Success Agreement (determined based on the target amounts provided for therein), such that the Buyer is effectively responsible under Section 2.2 hereof only for amounts payable under such Pro-rata Bonus Section for the calendar year in which the Closing occurs based on the number of days remaining in the calendar year after the Closing Date.

(h)                                 Retiree Medical.  On and after the Closing Date, the Sold Companies shall retain the AIMCOR Retiree Health Reimbursement Account Plan (for Former Employees of Bridgeport), without modification (except as required by applicable law) and with respect to the participants in such Benefit Plan as of the Closing Date, until all benefits thereunder have been paid in full with respect to such participants.

5.8                                 Guarantees.  The Buyer shall use its reasonable best efforts (which shall not include agreeing to any modifications of the terms of the underlying obligations) to either replace or cause itself or one or more of its affiliates to be substituted in all respects for the Seller and any of its subsidiaries or affiliates (other than any of the Sold Companies and the Subsidiaries), effective as of the Closing in respect of all obligations of the Seller and any such subsidiaries or affiliates under each of the guarantees, indemnities, surety bonds, letters of credit and letters of comfort obtained by the Seller or any such subsidiaries or affiliates for the benefit of the Sold

Companies and the Subsidiaries and listed on Schedule 5.8 (the “Guarantees”).  If the Buyer is unable to effect such a replacement or substitution with respect to any such Guaranty after using its reasonable best efforts to do so, then the Buyer shall obtain letters of credit, on terms and from financial institutions satisfactory to the Seller, with respect to the obligations covered by each of the Guarantees for which the Buyer does not effect such substitution or replacement.

5.9                                 [Intentionally omitted.]

5.10                           Termination of Intercompany Arrangements.  Except as expressly set forth in this Agreement, and except for such obligations, commitments, contracts and other agreements which are set forth on Schedule 5.10, on or prior to the Closing Date, (i) all intercompany receivables, payables and loans between the Seller and any of its subsidiaries and affiliates (other than any of the Sold Companies and Subsidiaries), on the one hand, and any of the Sold Companies or Subsidiaries, on the other hand, shall be settled in the manner described to the Buyer by the Seller prior to Closing and (ii) all other arrangements, obligations, commitments, contracts and other understandings or agreements (oral and written) between the Seller and any of its subsidiaries and affiliates (other than any of the Sold Companies and Subsidiaries), on the one hand, and any of the Sold Companies or Subsidiaries, on the other hand, shall be terminated unless (other than in the case of the Administrative Services Agreement between Seller and AIMCOR DE dated June 1, 1998), entered into on commercially reasonable terms and conditions based on those business and financial terms and conditions then available in comparable bona fide arms-length transactions with non-affiliated persons.

5.11                           Insurance.

(a)                                  Subject to clause (b) below, effective on and after the Closing Date, the Seller shall have no obligation to provide insurance coverage for the Sold Companies, the Venture Entities and the Subsidiaries for occurrences after the Closing Date.  After the Closing Date, any third party administrator who administered claims prior to the Closing Date shall continue to administer for the benefit of the Sold Companies and the Subsidiaries, as to occurrences prior to the Closing Date, all such insurance programs in accordance with the terms and conditions in effect on the date hereof.  The Sold Companies and the Subsidiaries will be liable for and will pay all additional associated costs that are charged by such third party administrator with respect to administrative activities related to the rights of the Sold Companies and the Subsidiaries under this Agreement.  If after Closing either party requests from the other party claims data, payroll or other information reasonably required in order to make any filings with any insurance companies or associations or to renew (or apply for the renewal) of any insurance programs, the other party shall use commercially reasonable efforts to comply as promptly as practicable with such request.

(b)                                 The Seller shall use its commercially reasonable efforts, subject to the consent of the underwriters of such policies, to have, as of or as soon as reasonably practicable immediately following the Closing, the Buyer named as the insured under any insurance policies under which the Seller currently is named as the insured that covers exclusively the business or other activities of any of the Sold Companies and the Subsidiaries.

5.12                           Update.

(a)                                  Each of the Buyer and the Seller shall notify the other party in writing of any breach of any representations, warranties, covenants or agreements made respectively by Buyer or Seller in this Agreement promptly upon acquiring knowledge thereof, provided that the Seller shall not be obliged to notify the Buyer of any breach by the Buyer of Section 4.6, Section 5.3, Section 8.1 or Section 8.2 or any breach by the Buyer of Section 5.5(a) relating to the subject matter of any of the foregoing Sections.

(b)                                 Except to the extent the Buyer or the Seller has the right to terminate this Agreement pursuant to Section 10.1(b) or (d) by reason of a breach of a representation, warranty, covenant or other agreement (excluding Section 5.3) of which it has been notified pursuant to Section 5.12(a) and exercises that right (and without limitation of any claim, right or remedy of the terminating party based upon or relating to such termination), any written notice given by either party pursuant to Section 5.12 will be deemed, except in the case of a breach by the Buyer of Section 4.6, Section 5.3, Section 8.1 or Section  8.2 or any breach by the Buyer of Section 5.5(a) relating to the subject matter of any of the foregoing Sections, to have amended the relevant Schedule, to have qualified the applicable representations, warranties, covenants and agreements and to have cured any breach of any representation, warranty, covenant or agreement that otherwise might have existed hereunder by reason of the existence of the breach.

5.13                           Litigation and Insurance Claim Support.  If and for so long as any party actively is contesting or defending any third party action in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving any of the Sold Companies or the Subsidiaries, the other party will cooperate with it and its counsel in the contest or defense, make available their personnel and (upon prior notice and at reasonable times and pursuant to reasonable terms and conditions)  provide such testimony and access to their books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor pursuant to Article IX).

5.14                           Directors’ and Officers’ Indemnification and Insurance.

(a)                                  After the Closing, the Buyer shall and shall cause the Sold Companies and the Subsidiaries to (i) indemnify and hold harmless, and provide advancement of expenses to, all employees of any of the Sold Companies and the Subsidiaries as of the Closing (in all of their capacities with the Sold Companies and the Subsidiaries, including as officers and directors thereof, collectively, the “Indemnitees”) (A) to the same extent such Indemnitees are indemnified or have the right to advancement of expenses as of the date hereof by the Sold Companies and the Subsidiaries pursuant to their respective organizational documents and indemnification agreements, if any, in existence on the date hereof with such Indemnitees, and (B) without limitation to clause (A), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Closing (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) include and cause to be maintained in effect in the Sold Companies’ and the Subsidiaries’ (or any successor’s) organizational documents after the Closing and for a period of six years, provisions regarding elimination of liability of directors, indemnification and advancement of expenses which are, in the aggregate, no less advantageous to the Indemnitees than the corresponding provisions contained in the organizational documents of the Sold Companies and the Subsidiaries as of the date hereof.  The obligations of the Buyer, the Sold Companies and the Subsidiaries under this Section 5.14(a) shall not be terminated or modified in such a manner so as to adversely affect of the Indemnitees to whom this Section 5.14(a) applies without the consent of such Indemnitee (it being expressly agreed that the Indemnitees shall be third party beneficiaries hereof).

(b)                                 Any extended coverage provided by the Seller for the directors’ and officers’ liability insurance policies referred to in Section 5.16 shall be primary to any indemnification and advancement of expenses which may be provided pursuant to Section 5.14(a) and no indemnification payment or advancement shall be required to be made to any Indemnitee if such person is covered thereunder, it being the intent of the parties that (i) no duplicate payments shall be made to such Indemnitees and (ii) the rights of any of the Sold Companies and the Subsidiaries are subrogated to the rights of any of the Indemnitees who receive any payments pursuant to Section 5.14(a) under the insurance provided in Section 5.16.

5.15                           Software.  The Seller will use its commercially reasonable efforts to obtain rights for the Sold Companies, the Venture Entities and the Subsidiaries to use, on substantially the same terms and conditions and in substantially the same manner as used as of the date of this Agreement, the software programs listed on Schedule 5.15 hereto; provided that the Seller shall not be required to bear any incremental or other out-of-pocket costs in connection with obtaining such rights for the Sold Companies, the Venture Entities and the Subsidiaries as of and after the Closing.

5.16                           Insurance.  Seller shall, prior to Closing and at its cost and expense, provide extended coverage for six years for all claims-made insurance policies (including directors’ and officers’ liability insurance policies for the benefit of the directors and officers of each of the Sold Companies and the Subsidiaries as of the Closing Date (and all previous directors and officers of such persons) in connection with any claims or liabilities (and any defense thereof) arising out of or relating to any events or acts or omissions occurring prior to the Closing Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby)) maintained by Seller and its subsidiaries other than the Sold Companies and the Subsidiaries, pertaining to the business of the Sold Companies and the Subsidiaries and which are listed on Schedule 3.11(a), which will enable the Buyer to tender any claims which may be covered thereby to the Insurer thereunder, notwithstanding when such claim actually is made.

5.17                           Dispositions.  Prior to Closing: (i) AIMCOR Enterprises shall assign, distribute, sell or otherwise transfer or dispose of its ownership interest in Applied Industrial Materials Luxembourg, S.A., such that it no longer owns any shares of capital stock or other equity or ownership interest in such entity, and provide the Buyer with evidence of such disposition, in form and substance reasonably acceptable to the Buyer; and (ii) AIMCOR DE shall assign or otherwise transfer or dispose of all of its right, title and interest to the Parcel in Billings, Montana (and all assets and improvements located thereon) to a third party other than the Sold Companies, any Venture Entity or any Subsidiary, and shall provide the Buyer with evidence of such disposition in form and substance reasonably acceptable to the Buyer.

5.18                           Cash Management.  From and after the date hereof, the Seller shall use all commercially reasonable efforts to operate and manage the business of the Sold Companies and the Subsidiaries and to make such distributions of cash to the Seller and its affiliates such that the cash shown on the Cash Statement will not be less than $5,000,000.  The Seller shall otherwise be entitled to declare, set aside, make or pay any dividends or distributions with respect to the Shares which is consistent with the foregoing obligation.

5.19                           No Negotiations.  Until the earlier of the Closing or any termination of this Agreement in accordance with its terms, neither the Seller nor any of their affiliates, advisors or agents shall, directly or indirectly, initiate discussions with, engage in negotiations with or provide any information to any corporation, partnership, person or other entity or group involving any possible sale, divestiture, transfer or joint venture, directly or indirectly involving the Sold Companies, the Venture Entities or the Subsidiaries to any person other than the Buyer and other than with respect to transactions permitted by Section 5.2.

5.20                           Bank Matters.  Prior to the Closing, the Seller shall deliver to the Buyer copies of all signature or authorization cards for all bank, investment, cash management, lock-box or other similar type accounts (the “Accounts”) held by (or for the benefit of) any of the Sold Companies or the Subsidiaries.  Prior to the Closing and effective as of the Closing Date, the Seller shall remove from such signature or authorization cards the names of any persons who will not be employees of the Sold Companies or the Subsidiaries as of the Closing, such that such persons shall have no further authority to make withdrawals from, or otherwise exercise any right with respect to, such Accounts after the Closing.

5.21                           Financing.  The Buyer acknowledges and agrees that the Closing is not subject to or contingent upon its closing of any financing or credit facility which will provide any portion of the Purchase Price.  However, and not in derogation of the foregoing, the Buyer represents that it is arranging a financing and credit facility with Société Générale (“SG”) and a financing with Blackstone Mezzanine Partners, L.P. (“Blackstone”) (collectively, the “Financings”).  The Buyer shall provide the Seller and its financial advisor, Merrill Lynch & Co., with (a) copies of all term sheets, commitment letters and agreements which the Buyer (or its affiliates) may execute with either SG or Blackstone in respect of the Financings (promptly after the execution thereof) and (b) reasonable assistance in contacting both SG and Blackstone to discuss the proposed terms of the Financings.

5.22                           Expenses.  The Buyer agrees that it shall reimburse the Seller, from time to time, promptly following the submission by the Seller to the Buyer of reasonable written evidence of such expenditures, for all out-of-pocket expenses incurred by or on behalf of Seller in connection with the negotiation, preparation, review, execution and performance of the amendments to the Original Stock Purchase Agreement and all documentation related to the Restructuring Transactions, including without limitation, attorneys’, accountants’ and other advisors’ fees and the fees and expenses of any agent retained by Seller in connection with this Agreement; provided, however, that notwithstanding the foregoing Buyer shall not be obligated under this Section 5.22 to reimburse any such expenses that Seller (a) would have incurred under the Original Stock Purchase Agreement without giving effect to the amendments thereto and (b) incurred in connection with the negotiation, preparation, review and execution of the Amended

Stock Purchase Agreement; and provided further that in no event shall the Buyer be required to pay the Seller an aggregate amount in excess of $350,000 pursuant to this Section 5.22.

ARTICLE VI

TAX MATTERS

6.1                                 Purchase Price Allocation.  The Seller and the Buyer have agreed in Schedule 6.1 to the allocation of the Purchase Price between the shares of AIMCOR DE and the Gans Transport PSI (the “Purchase Price Allocation”).  The Seller and the Buyer have agreed in Schedule 6.1 to the principles to be utilized to further allocate that portion of the Purchase Price allocated to the shares of AIMCOR DE pursuant to the Purchase Price Allocation among the assets of AIMCOR DE in accordance with section 1060 of the Code and the regulations promulgated thereunder (the “1060 Allocation”), which allocation shall be finalized as soon as practicable following the Closing Date but in no event later than 15 days prior to the date set forth for delivery of the Internal Revenue Service Form 8594 described in the next sentence.  The Purchase Price Allocation and the 1060 Allocation shall be used by the parties in preparing Internal Revenue Service Form 8594, Asset Acquisition Statement, for the Seller and the Buyer (which Form 8594 shall be completed, executed and delivered by such parties as soon as practicable after the Closing Date but in no event later than 15 days prior to the date such form is required to be filed) and neither party shall take any contrary position on any Tax Return except to the extent such position is inconsistent with applicable law.  Seller and Buyer each shall file Form 8594 prepared in accordance with this Section 6.1 with the U.S. federal income Tax Returns for their tax period which includes the Closing Date.  The Purchase Price Allocation and the 1060 Allocation shall be binding upon the parties hereto and upon each of their successors and assigns, and the parties hereto shall report the transactions contemplated by this Agreement in accordance with such allocations and use reasonable efforts to sustain such reporting of such transactions in any subsequent Tax dispute to the extent consistent with applicable law.

6.2                                 Restructuring Transactions.  The Seller and its affiliates and the Buyer and its affiliates shall take all actions reasonably necessary in the time and in the manner set forth in the Buyer’s instructions attached hereto as Schedule 6.2 to effect the transactions set forth on Schedule 6.2 prior to the Closing (such transactions, the “Restructuring Transactions”).  The Seller and the Buyer agree that, unless otherwise required by applicable law, they will not report on any U.S. tax return or otherwise assert for U.S. tax purposes that any of the Restructuring Transactions constitute either (a) a “reorganization” (as described in section 368(a) of the Code) or (b) a transaction which qualifies as a tax-free transaction under section 351 of the Code.

6.3                                 Section 754 Elections.  The Seller agrees that at the Buyer’s written request it will cause Tennessee Alloys Company (Alabama) and shall use commercially reasonable efforts to cause Gans USA LLC (Delaware) (the “Section 754 Entities”) to make the Section 754 elections for the taxable year including the Closing Date (if not already in effect) to adjust the bases of all properties and assets of such Section 754 Entities to account for the indirect transfer of Seller’s interests in the Section 754 Entities to Buyer for federal and, to the extent applicable, state and local income tax purposes.

6.4                                 Tax Matters Cooperation.  The Seller and the Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in undertaking the Restructuring Transactions and in filing any Tax Return, amended Tax Return, determining a liability for Taxes, or participating in conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include (a) providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities, and (b) making their respective employees and those of its subsidiaries, available (and causing their agents, auditors and other representatives to be available) to provide explanations of any documents or information provided hereunder, and to otherwise reasonably cooperate with such activity.  Each of the Seller and the Buyer, as applicable, shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Sold Companies, the Venture Entities and the Subsidiaries and the business and assets of the Sold Companies, the Venture Entities and the Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (x) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, and (y) ten years following the Closing Date.  Any information obtained under this Section shall be kept confidential in accordance with the provisions of Section 5.1(c) of this Agreement except as may be otherwise necessary in connection with the filing of any Tax Returns or claims for refund or in conducting an audit or other proceeding.

6.5                                 Transfer Taxes.  Subject to Section 6.6(b) of this Agreement, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer and the Seller in equal portions.  The Seller and the Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws and in making reasonable arrangements to lawfully minimize the payment of any such Taxes.  For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

6.6                                 Tax Indemnification.

(a)                                  (i) The Seller shall indemnify and hold the Buyer and its affiliates harmless from (A) all liability for Taxes of the Sold Companies, the Subsidiaries and the Venture Entities with regard to any and all taxable periods of such Persons and Seller ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day (the “Pre-Closing Tax Period”), (B) all Taxes arising out of or related to a breach of any of the representations and warranties set forth in Section 3.12 of this Agreement, and (C) all liability (as a result of Treasury Regulation §1.1502-6(a), or any similar provision of state, local or foreign law) for Taxes of the Seller or any other person (other than the Sold Companies, the Subsidiaries or the Venture Entities) which is or has been affiliated with any of the Sold Companies, the Subsidiaries or the Venture Entities prior to Closing (including with regard to any audit of Seller which commences in 2003); provided, however, that the Seller shall not have any obligation under this Section 6.6(a)(i) to indemnify the Buyer and its affiliates with respect to any of the Venture Entities (including, without limitation, with respect to a breach of representation contained in Section 3.12 as to such Venture Entity) for Taxes in excess of the Buyer’s share therein based on the Buyer’s percentage ownership interest in such Venture Entity.

(ii)                                  With respect to a taxable period which begins before and ends after the Closing Date (a “Straddle Period”), the portion of such Taxes attributable to the Pre-Closing Tax Period shall be calculated as though the tax year terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, such Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Closing Date and the denominator of which shall be the number of days in the taxable period.

(b)                                 The Buyer and its affiliates shall indemnify the Seller and its affiliates for the amount of any Taxes incurred by the Seller and its affiliates resulting from the consummation of the Restructuring Transactions that are in excess of the amount of such Taxes that would have been borne by the Seller and its affiliates pursuant to the terms of the Original Stock Purchase Agreement if the transactions contemplated by the Original Stock Purchase Agreement (including without limitation the Buyer Elections, as defined in the Original Stock Purchase Agreement) had been consummated in a timely manner in accordance with the terms of such agreement.  Notwithstanding anything in the foregoing to the contrary, the Buyer and its affiliates shall indemnify the Seller and its affiliates for the full amount of any Taxes in the nature of Transfer Taxes resulting from the consummation of the Restructuring Transactions that would not have been imposed if the Restructuring Transactions had not been undertaken, including, without limitation, the full amount of any stamp tax imposed on the transfer of Applied Industrial Materials (UK) Ltd. pursuant to Schedule 6.2.

6.7                                 Preparation and Filing of Tax Returns, Reports and Forms.  For any taxable period of the Sold Companies or any Subsidiaries that ends on or before the Closing Date, the Seller shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate authorities all U.S. federal income and state income and franchise Tax Returns, reports and forms required to be filed, and shall pay all Taxes due with respect to such returns, reports and forms.  The Buyer and the Seller agree to the extent possible to file all Tax Returns, reports and forms for the Sold Companies and the Subsidiaries for any Straddle Period on the basis that the relevant taxable period ended as of the close of business on the Closing Date.  The Buyer shall use reasonable best efforts to timely prepare all Tax Returns, reports and forms required to be filed with respect to the Sold Companies or any Subsidiaries that are not described in the first sentence of this Section 6.6 and shall deliver such Tax Returns, along with a calculation of those Taxes owed by the Seller (as determined pursuant to Section 6.6) to the Seller for review and comment within thirty (30) days prior to the filing of any such Tax Return.  The Seller and the Buyer agree to consult and resolve in good faith any issue arising as a result of the Seller’s review of such Tax Returns.  Upon resolution of any disputed items, the Buyer shall timely file such Tax Return and pay all Taxes due with respect to such Tax Returns.  If the parties are unable to resolve any dispute by the time for filing of such Tax Return, the Buyer shall timely file the Tax Return and the parties shall jointly request that the Neutral Arbitrator resolve any issue.  The scope of the Neutral Arbitrator’s review shall be limited to the disputed items and the parties shall, if necessary, file an amended Tax Return reflecting the final resolution of the disputed items.  The Seller and the Buyer shall each pay one-half of the Neutral

Arbitrator’s fees and expenses.  The Buyer shall not extend the statute of limitations with respect to any Tax Return of the Sold Companies or any of the Subsidiaries for any Pre-Closing Tax Period without the written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed.

6.8                                 Tax Refunds and Credits.

(a)                                  Subject to clause (b) below, any refunds or credits of Taxes of the Sold Companies or the Subsidiaries for any Pre-Closing Tax Period shall be for the account of the Seller.  Any refunds or credits of Taxes of the Sold Companies or the Subsidiaries for any other taxable period shall be for the account of the Buyer.  The Buyer shall, if the Seller so requests and at the Seller’s expense, cause the Sold Companies or the Subsidiaries to file for and obtain any refunds or credits to which the Seller is entitled.  Any proceeding with respect to such a claim shall be governed by the provisions of Section 6.8.  The Buyer shall cause the Sold Companies and the Subsidiaries to forward to the Seller any such refund within ten (10) days after the refund is received (or reimburse the Seller for any such credit within ten (10) days after the credit is applied against other Tax liability); provided however, that the Seller shall indemnify the Buyer for any amount paid pursuant to this sentence if any such refund or credit is subsequently disallowed).

(b)                                 Filing of Amended Returns.  The Seller shall be responsible for filing any amended U.S. federal income and state income and franchise Tax Returns for taxable years of the Sold Companies and the Subsidiaries ending on or prior to the Closing Date which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable taxing authorities for such taxable years as finally determined.  For all other Tax Returns filed by or with respect to the Sold Companies or the Subsidiaries, for any Pre-Closing Tax Period any required amended returns resulting from any examination adjustments, as finally determined, shall be prepared by the Buyer and furnished to the Seller for review and comment thirty (30) days prior to the due date for filing such returns and the Buyer shall incorporate all reasonable comments of the Seller.  The Buyer shall not permit any of the Sold Companies or the Subsidiaries to file an amended Tax Return, report or form described in the previous sentence without the prior written consent of the Seller which consent may not be unreasonably withheld, conditioned or delayed, provided that such consent shall be considered to be unreasonably withheld if such amended tax return, report or form would not prejudice the Seller.

(c)                                  No Extraordinary Transactions.  On the Closing Date, the Buyer shall cause each of the Sold Companies, the Venture Entities and the Subsidiaries to conduct its business in the ordinary course in substantially the same manner as presently conducted and on the Closing Date shall not permit the Sold Companies, the Venture Entities or the Subsidiaries to effect any extraordinary transactions (other than any such transactions expressly required by applicable law or provided for or permitted pursuant to this Agreement) that could result in Tax liability to the Sold Companies, the Venture Entities or any of the Subsidiaries in excess of Tax liability associated with the conduct of its business in the ordinary course.

6.9                                 Procedures Relating to Indemnification of Tax Claims.

(a)                                  If a claim shall be made by any Governmental Authority, which, if successful, might result in an indemnity payment to the Buyer or its affiliates pursuant to Section 6.5, the Buyer shall promptly notify the Seller in writing of such claim (a “Tax Claim”).

(b)                                 With respect to any Tax Claim, the Seller shall control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its reasonable discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner.  All costs and expenses incurred in connection with such proceedings shall be borne by the Seller.  In the event that the Seller elects not to control such proceedings, the Buyer shall control such proceedings and the Seller shall bear all of the Buyer’s reasonable costs and expenses in connection therewith.  Notwithstanding the foregoing, the Seller and the Buyer shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes for a Straddle Period.  Neither party shall settle a Tax Claim relating solely to Taxes of the Sold Companies or the Subsidiaries for a Straddle Period without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed; and which consent shall be considered to be unreasonable withheld if such settlement has no adverse effect on the other party).

(c)                                  The Buyer and its affiliates (including after the Closing, the Sold Companies, the Venture Entities and the Subsidiaries), on the one hand, and the Seller and its subsidiaries, on the other hand, shall cooperate with each other in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and, at the contesting party’s request and expense, the provision of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

ARTICLE VII

CONDITIONS

7.1                                 Conditions Precedent to Obligations of the Buyer and the Seller.  The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  No Injunction.  At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the Purchase; provided, however, that the party invoking this condition shall use their best efforts to have such injunction, order or decree vacated or denied.

(b)                                 Regulatory Authorizations.  The applicable waiting periods specified under the HSR Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated and all clearances, approvals or confirmations required pursuant to the applicable requirements of other merger or investment control statutes or regulations or those of any other Governmental Antitrust Authority set forth on Schedule 7.1(b) shall have been obtained.

7.2                                 Conditions Precedent to Obligation of the Seller.  The obligation of the Seller to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

(a)                                  Accuracy of the Buyer’s Representations and Warranties.  The representations and warranties of the Buyer contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Buyer set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period; provided, however, that a breach of any of the foregoing representations and warranties shall not constitute the non-fulfillment of the foregoing condition (x) if such breach is cured prior to the Closing or the termination of this Agreement in accordance with its terms or (y) unless such breach, individually or in the aggregate with all other breaches, impairs the execution, delivery or performance by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.

(b)                                 Performance.  The Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement to be performed or complied with by it at or prior to Closing.

(c)                                  Officer’s Certificate.  The Seller shall have received a certificate signed by an officer of the Buyer certifying to the fulfillment of the conditions specified in Sections 7.2(a) and (b).

(d)                                 [Intentionally omitted.]

(e)                                  Opinion of Counsel.  The Seller shall have received an opinion of Steel Hector & Davis LLP, dated the Closing Date and addressed to the Seller, substantially in the form of Exhibit B hereto.

7.3                                 Conditions Precedent to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions provided for in this Agreement is subject to fulfillment of each of the following conditions:

(a)                                  Accuracy of Representations and Warranties of the Seller.  The representations and warranties of the Seller contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of the Seller set forth in this Agreement and that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and, if the Closing occurs on or prior to November 3, 2003, as though made on the Closing Date, and, if the Closing occurs after November 3, 2003, as though made on November 3, 2003, except those representations and warranties (i) that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period and (ii) that are contained in Sections 3.1(b) and 3.2(b) and in the second and third sentences of each of Sections 3.3(a), (b) and (c), which shall be true and correct in all material respects, in each case on the date of this Agreement and as though made on the Closing Date, notwithstanding when the Closing occurs; provided, however, that a breach of any of the foregoing representations and warranties shall not constitute the non-fulfillment of the foregoing condition (x) if such breach is cured prior to the Closing or the termination of this Agreement in accordance with its terms or (y) unless such breach, individually or in the aggregate with all other breaches, causes or will cause Buyer Losses in excess of $15,000,000 (if indemnifiable hereunder without regard to any applicable minimum dollar thresholds set forth in Article IX), excluding any Buyer Losses, individually or in the aggregate, including without limitation any loss of customers or suppliers, resulting from or relating to any MAC Limitation.

(b)                                 Performance.  The Seller shall have performed and complied in all material respects with all agreements, obligations and covenants contained in this Agreement to be performed or complied with by it at or prior to Closing.

(c)                                  Officer’s Certificate.  The Buyer shall have received a certificate signed by an officer of the Seller certifying to the fulfillment of the conditions specified in Sections 7.3(a) and (b).

(d)                                 [Intentionally omitted.]

(e)                                  Encumbrances.

(i)                                     The Seller shall have delivered to the Buyer certificates evidencing the shares of capital stock of (A) AIMCOR DE, (B) AIMCOR Enterprises International, Incorporated, (C) Gans Transport Agencies (USA), Inc. and (D) AIMCOR (Far East) Inc., each pledged, as of the date of this Agreement, to Bank of America, N.A. pursuant to the Securities Pledge Agreement, dated as of April 17, 2003, among the Seller, each of the subsidiaries of the Seller from time to time party thereto and Bank of America, N.A., as administrative agent.

(ii)                                  The security interests granted to Bank of America, N.A. pursuant to the Security Agreement, dated as of April 17, 2003, among the Seller, each of the subsidiaries of the Seller from time to time party thereto and Bank of America, N.A. (the “Security Agreement”) by each of AIMCOR DE, AIMCOR Enterprises International, Incorporated and Gans Transport Agencies (USA), Inc. and AIMCOR (Far East) Inc. shall have been released pursuant to and in accordance with Section 29 of the Security Agreement.

(iii)                               The Seller shall have delivered to the Buyer certificates evidencing the outstanding shares of capital stock of AIMCOR St. Croix, Inc.

(f)                                    Opinions of Counsel.  The Buyer shall have received opinions, dated the Closing Date and addressed to the Buyer, of (i) Simpson Thacher & Bartlett LLP, substantially in the form of Exhibit C hereto, and of (ii) Victor Patrick, Esq., substantially in the form of Exhibit D hereto.

(g)                                 Material Adverse Change.  There shall not have occurred or been identified any Material Adverse Change as of (i) the Closing Date (if the Closing occurs on or prior to November 3, 2003) or (ii) November 3, 2003 (if the Closing occurs after November 3, 2003), which has not been cured prior to the Closing or the termination of this Agreement in accordance with its terms.

(h)                                 Resignations.  The Buyer shall have received written resignations from all directors and officers of any of the Sold Companies and the Subsidiaries who also are directors, officers or employees of Seller or any of its subsidiaries or affiliates (other than the Sold Companies or the Subsidiaries), all effective as of the Closing Date and substantially in the form set forth in Exhibit E.

(i)                                     Dispositions.  The dispositions set forth in Section 5.17 shall have occurred in accordance with the terms thereof.

ARTICLE VIII

CLOSING

8.1                                 Closing Date.

(a)                                  Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Article X hereof, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. on the earlier to occur of (x) the second business day following written notice to the Seller from the Buyer that SG and Blackstone are prepared to close the Financings or (y) December 15, 2003 (such date of closing referred to herein as the “Closing Date”) at the offices of Steel Hector & Davis LLP, 777 South Flagler Drive, West Palm Beach, FL 33401, unless another date, time or place is agreed to in writing by the parties hereto.  The written notice referred in clause (x) shall be delivered promptly following SG and Blackstone advising the Buyer that they are prepared to close the Financings.  The Closing shall be deemed effective as of 12:01 a.m., Miami time, on the Closing Date.

(b)                                 On the Closing Date, the Buyer shall execute certificates of merger providing for the Subsidiaries Mergers (the “Subsidiaries Certificates of Merger”) and cause the Subsidiaries Certificates of Merger to be delivered for filing and recordation with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA.

(c)                                  Promptly following the Subsidiaries Mergers Effective Times, and on the Closing Date, Buyer shall execute a certificate of merger providing for the AIMCOR DE Merger (the “AIMCOR DE Certificate of Merger”) and cause the AIMCOR DE Certificate of Merger to be delivered for filing and recordation with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA.

8.2                                 Buyer Deliveries.  At the Closing, the Buyer shall deliver to the Seller:

(a)                                  the Purchase Price as provided in Section 2.1 and any other amounts payable by Buyer to Seller under this Agreement;

(b)                                 the documents described in Section 7.2 hereof; and

(c)                                  such other documents and instruments as counsel for the Buyer and the Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

8.3                                 Seller Deliveries.  At the Closing, the Seller shall deliver or cause one or more of their respective affiliates to deliver to the Buyer:

(a)                                  the certificate evidencing the Gans Transport PSI and any appropriate instruments of transfer;

(b)                                 the documents described in Section 7.3 hereof; and

(c)                                  such other documents and instruments as counsel for the Buyer and the Seller mutually agree to be reasonably necessary to consummate the transactions described herein.

ARTICLE IX

INDEMNIFICATION

9.1                                 Indemnification by the Seller.

(a)                                  Subject to any applicable limits set forth in this Section 9.1, from and after Closing the Seller shall defend, indemnify and hold the Buyer and its affiliates harmless from and against and in respect of any and all actual losses, liabilities, damages, fines, judgments, settlements and expenses (including reasonable out-of-pocket attorneys’, accountants’ investigators’ and experts’ fees and expenses) and whether or not as a result of a third party claim, but excluding consequential, punitive, special or indirect damages (other than any such damages granted or awarded to a third party in an Action or other proceeding against any of the Buyer and its affiliates) (hereinafter “Buyer Losses”):

(i)                                     arising out of or incurred in connection with, subject to Section 9.5(a), any breach of any of the Seller’s representations, warranties or covenants contained in this Agreement (other than a breach of representation or warranty pursuant to Section 3.12, which shall be covered by Section 6.6); provided, that any Buyer Losses arising out of a breach of a representation, warranty or covenant pertaining to a Venture Entity shall be limited to the Buyer’s share thereof based on the Buyer’s percentage ownership interest in such Venture Entity;

(ii)                                  related to or arising out of the Actions set forth on Schedule 9.1(a)(ii) or any Action commenced after the date of this Agreement asserting personal injury arising out of or incurred in connection with any human exposure to silica or bentonite to the extent such exposure occurred on or prior to the Closing Date and relates to the products, properties or operations of any Sold Company or Subsidiary on or prior to the Closing Date;

(iii)                               related to or arising out of any Environmental Condition, violation of Environmental Law or Release of Hazardous Substances, in each case occurring or existing on or prior to the Closing Date and relating to the Parcel at Billings, Montana and the operations of any of the Sold Companies and the Subsidiaries at such Parcel;

(iv)                              to the extent that any Buyer Losses (other than Buyer Losses relating to human exposure to silica or bentonite) relating to or arising out of the Gloucester, Ontario, Canada facility would have been subject to indemnification under Section 7.3(a)(iii) of that certain Stock Purchase Agreement (the “1997 Agreement”), dated as of September 19, 1997, by and among the stockholders of AIMCOR DE which are a party thereto (the “Stockholders”), the stockholders of Aimcor Enterprises International, Inc., a Nevada corporation, which are a party thereto (“Enterprises”), Aimcor (Germany) Limited Partnership, a Delaware limited partnership (“Germany LP”), and Aimcor (Luxembourg) Limited Partnership, a Delaware limited partnership (“Luxembourg LP” and, together with the Stockholders, Enterprises and Germany LP, the “First Parties”) and the Seller, but for the relevant time limitation provided for in Section 7.4(g) of the 1997 Agreement or to the extent that Buyer Losses (other than Buyer Losses relating to human exposure to silica or bentonite) would have been subject to indemnification under Section 7.3(a)(viii) of the 1997 Agreement but for the relevant time limitation provided for in Section 7.4(f) of the 1997 Agreement; and

(v)                                 relating to or arising out of any Environmental Condition, violation of Environmental Law, or Release of Hazardous Substances, in each case occurring or existing on or prior to the Closing Date and relating to the Metals Business, including, without limitation, any Remedial Action required now or in the future to comply with any such Environmental Law or redress any such Environmental Condition.

(b)                                 The Buyer shall give the Seller prompt written notice of any third party claim or other circumstance which may give rise to any indemnity obligation under this Section 9.1, together with the estimated amount of such claim or liability relating to such circumstance, and the Seller shall have the right to assume the defense of any such claim or address such circumstance, including without limitation performing any required Remedial Action, through counsel or consultants of its own choosing by so notifying the Buyer within sixty (60) days of receipt of the Buyer’s written notice; provided, however, that the Seller’s counsel and consultants shall be reasonably satisfactory to the Buyer.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If the Buyer desires to participate in any such defense or Remedial Action assumed by the Seller, it may do so at its sole cost and expense.  If the Seller declines to assume any such defense or Remedial Action, it shall be liable for all reasonable costs and expenses of defending such claim or undertaking such Remedial Action incurred by the Buyer, including reasonable fees and disbursements of the

Buyer’s counsel and consultants.  Neither party shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand or any related claim or demand.  Notwithstanding the foregoing, the Seller shall have sole and absolute control of the defense of any Action, including the selection of counsel, set forth in Schedule 9.1(a)(ii) and shall have the right, in its sole discretion, to settle, compromise or offer to settle or compromise any such Action; provided, that any such settlement, compromise or offer includes an unconditional release of the Buyer and its affiliates from any liability arising out of such Action.

(c)                                  The Seller shall not have any obligation under Section 9.1(a)(i) to indemnify the Buyer and its affiliates from and against any Buyer Losses caused by the breach of any representations or warranties of the Seller (i) unless the Buyer Losses for which any of the Buyer and its affiliates seeks indemnification in respect of each breach, or aggregation of related breaches, of any such representation or warranty is equal to or greater than $50,000; provided, that the foregoing limitation shall only apply to those representations and warranties which are not qualified with respect to materiality; and provided further that the foregoing limitation shall not apply to the representation and warranty in the last sentence of Section 3.19, and (ii) until the aggregate amount of all Buyer Losses for which any of the Buyer and its affiliates seeks indemnification in respect of all breaches of such representations and warranties exceeds $1,750,000 (after which point the Seller shall be obligated to indemnify the Buyer and its affiliates for the amount of any Buyer Losses in excess of $1,000,000; provided that the foregoing limitation shall not apply to the representations and warranties in Sections 3.1(b) and 3.2(b), the second and third sentences of each of Sections 3.3(a), (b) and (c) and the last sentence of Section 3.19).  Notwithstanding the foregoing, the aggregate liability of the Seller to indemnify the Buyer and its affiliates for all claims made under Section 9.1(a)(i) or Section 9.1(a)(iii) shall not exceed $30,000,000; provided, that none of the limitations set forth in this sentence shall apply to any breach of any representations and warranties set forth in Sections 3.1(b) and 3.2(b) and the second and third sentences of each of Sections 3.3(a), (b), and (c) and the last sentence of Section 3.19, which shall be subject to an aggregate limitation equal to the Purchase Price.  No provision of this Section 9.1(b) shall apply to any breach or alleged breach by the Seller of any of its covenants contained in this Agreement.

(d)                                 Following the Closing, the indemnities provided in this Section 9.1 and in Section 6.6(a)(ii) shall be the sole and exclusive remedies of the Buyer and its affiliates against the Seller and its affiliates at law or equity for any Buyer Losses arising out of or resulting from this Agreement and the transactions contemplated hereby, including without limitation those relating to Environmental Laws, except for any claims based on or arising out of or incurred in connection with any fraud; provided, that the foregoing shall not limit the right of the Buyer and its affiliates to obtain injunctive relief to enforce any of the provisions of this Agreement, whether pursuant to Section 5.5 or otherwise.

9.2                                 Indemnification by the Buyer.

(a)                                  Subject to any applicable limits set forth in this Section 9.2, from and after Closing the Buyer shall defend, indemnify and hold the Seller and its affiliates harmless from and against and in respect of any and all actual losses, liabilities, damages, fines, judgments, settlements and expenses (including reasonable out-of-pocket attorneys’, accountants’, investigators’ and experts’ fees and expenses) and whether or not as a result of a third party claim, but excluding consequential, punitive, special or indirect damages (other than any such damages granted or awarded to a third party in an Action or other proceeding against any of Seller and its affiliates) (hereinafter “Seller Losses”; and together with Buyer Losses, “Losses”) arising out of or incurred in connection with (i) subject to Section 9.5(b), any breach of any of the Buyer’s representations and warranties or covenants contained in this Agreement, (ii) except for liabilities and obligations for which the Seller or its affiliates are responsible or which are expressly stated to be the responsibility of the Seller under this Agreement (whether by reason of indemnification or otherwise), the possession, use, operation or management of the Sold Companies, the Venture Entities and the Subsidiaries (provided, that the foregoing shall not limit any indemnification herein provided or any liability based thereon) or (iii) any Guarantee which remains outstanding following the Closing until such Guarantee is replaced or released (except to the extent due to any action or inaction on the part of Seller or its affiliates that is prohibited by this Agreement).  The Seller shall give the Buyer prompt written notice of any third party claim or other circumstance which may give rise to any indemnity obligation under this Section 9.2, together with the estimated amount of such claim or liability relating to such circumstance, and the Buyer shall have the right to assume the defense of any such claim or address such circumstance through counsel or consultants of its own choosing by so notifying the Seller within sixty (60) days of receipt of the Seller’s written notice; provided, however, that the Buyer’s counsel and consultants shall be reasonably satisfactory to the Seller.  Failure to give prompt notice shall not affect the indemnification obligations hereunder in the absence of actual prejudice.  If the Seller desires to participate in any such defense assumed by the Buyer, it may do so at its sole cost and expense.  If the Buyer declines to assume any such defense, it shall be liable for all reasonable costs and expenses of defending such claim incurred by the Seller or its affiliates, including reasonable fees and disbursements of the Seller’s counsel or consultants.  Neither party shall, without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of the other party or any subsidiary or affiliate thereof or if such settlement or compromise does not include an unconditional release of the other party for any liability arising out of such claim or demand.

(b)                                 The Buyer shall not have any obligation under Section 9.2(a)(i) to indemnify the Seller and its affiliates from and against any Seller Losses caused by the breach of any representations or warranties of the Buyer (i) unless the Seller Losses for which any of the Seller and its affiliates seeks indemnification in respect of any breach, or aggregation of related breaches, of any such representation or warranty is equal to or greater than $50,000; provided that the foregoing limitation shall only apply to those representations and warranties which are not qualified with respect to materiality and (ii) until the aggregate amount of all Seller Losses for which any of the Seller and its affiliates seeks indemnification in respect of all breaches of such representations and warranties exceeds $1,750,000 (after which point the Buyer will only be obligated to indemnify the Seller and its affiliates for the amount of such Seller Losses in excess of the $1,000,000).  Notwithstanding the foregoing, the aggregate liability of the Buyer to indemnify the Seller and its affiliates for all claims made under Section 9.2(a)(i) shall not in any event exceed $30,000,000.  No provision of this Section 9.2(b) shall apply to any breach or alleged breach by the Buyer of any of its covenants contained in this Agreement.

(c)                                  Following the Closing, the indemnity provided in this Section 9.2 shall be the sole and exclusive remedy of the Seller and its affiliates against the Buyer and its affiliates at law or equity for any Seller Losses arising out of or resulting from this Agreement and the transactions contemplated hereby, except for any claims based on or arising out of or incurred in connection with any fraud; provided, that the foregoing shall not limit the right of the Seller and its affiliates to obtain injunctive relief to enforce any of the provisions of this Agreement whether pursuant to Section 5.5 or otherwise.

9.3                                 Limitations on Indemnification.

(a)                                  The Buyer and its affiliates shall not be entitled to recover from the Seller under Section 9.1 any Buyer Losses related to or arising out of a breach of Section 3.17 or any matter specifically referred to in Sections 9.1(a)(ii), (iii), (iv) or (v), to the extent of any actual recovery by any of the Sold Companies, the Venture Entities (but only in respect of Buyer’s percentage ownership interest in such Venture Entity) or the Subsidiaries with respect to such breach or matter pursuant to the indemnification provisions set forth in (i) Section 6.3 of that certain Stock Purchase Agreement dated October 31, 1986 (the “IMC Agreement”), between Industry Holdings, Inc., a Delaware corporation, and International Minerals & Chemical Corporation, a Delaware corporation (now known as Mallinckrodt Group, Inc., the “Mallinckrodt Group”), IMC Industry Group Inc., a Delaware corporation, and IMC Industry Group (Quartz) Inc., a Delaware corporation (the “IMC Indemnification Obligation”), or (ii) Section 7.3 of the 1997 Agreement (the “1997 Indemnification Obligation” and, together with the IMC Indemnification Obligation, the “Existing Indemnification Obligations”).

(i)                                     Upon the occurrence of a Buyer Loss for which the Seller reasonably determines that any of the Seller and its current or former indemnified affiliates may be entitled to, or be granted, indemnification under any of the Existing Indemnification Obligations, the Buyer or its indemnified affiliates shall use their reasonable diligent efforts to exercise all rights to indemnification under the 1997 Agreement or the IMC Agreement, or both, as the case may be, including the commencement and diligent prosecution of litigation or arbitration proceedings, the expense of which shall be added to any Buyer Losses.

(ii)                                  If the Buyer or its indemnified affiliates seek indemnification for a Buyer Loss which the Seller reasonably determines that any of the Seller and its current or former indemnified affiliates may be entitled to, or be granted, indemnification under any of the Existing Indemnification Obligations, the Buyer and its indemnified affiliates shall delay enforcement of any claim for indemnification against the Seller under Section 9.1 of this Agreement with respect to such Buyer Loss (without any prejudice thereto) until the expiration of the earlier to occur of:

(A)                              a judicial or arbitral determination that none of the Seller and its current or former indemnified affiliates is entitled to indemnification under any of the applicable Existing Indemnification Obligations; and

(B)                                the second anniversary of (x) the date of commencement by the Buyer of proceedings under, or with respect to, such Buyer Loss which address all material applicable IMC Indemnification Obligations and (y) the date on which the Buyer provides the Seller with all information reasonably required by the Seller to commence proceedings under, or with respect to, such Buyer Loss which addresses all material applicable 1997 Indemnification Obligations.

(iii)                               If the Seller makes an indemnity payment to the Buyer or its affiliates hereunder or otherwise incurs costs in connection with exercising its rights under Section 9.1(b), in relation to any potential Buyer Loss which the Seller reasonably determines may be indemnifiable under any of the Existing Indemnification Obligations or any insurance policy held by or to the benefit of any of the Sold Companies or the Subsidiaries, the Buyer and its affiliates shall cause the Seller to be subrogated to the rights of the Sold Companies and the Subsidiaries under the applicable IMC Indemnification Obligation or insurance policy to the extent of such indemnity payment or other such cost.  If a court or arbitral panel awards damages to the Buyer or its affiliates, or the Buyer or its affiliates reach a settlement with respect to a matter that constitutes a Buyer Loss under this Agreement that is a potential Buyer Loss which the Seller reasonably determines may be indemnifiable under any of the Existing Indemnification Obligations or any insurance policy held by or to the benefit of any of the Sold Companies or the Subsidiaries, the indemnification claim of the Buyer and its affiliates for such Buyer Loss shall be reduced by the amount of such award or settlement actually received by the Buyer or its affiliates.

(iv)                              The Seller hereby guarantees the payment by the Mallinckrodt Group to the Buyer or its indemnified affiliates of any Buyer Losses determined to be owed to the Buyer and its indemnified affiliates pursuant to an IMC Indemnification Obligation; provided, however, that the Seller’s guarantee obligation pursuant to this Section 9.3(a)(iv) shall apply only upon receipt by the Seller of reasonable evidence of a default by the Mallinckrodt Group in the payment of a Buyer Loss determined to be owed to Buyer or its indemnified affiliates pursuant to an IMC Indemnification Obligation.  The Seller shall perform under this guarantee obligation by payment to the Buyer of the applicable amount within thirty (30) days following the date of receipt of such evidence.

(b)                                 If any of the Buyer or its affiliates incurs a Buyer Loss related to or arising out of a breach of Section 3.17 or any matter specifically referred to in Section 9.1(a)(ii), (iii), (iv) or (v), for which the Seller or any of its current or former affiliates has a right to indemnification from any of the First Parties (as defined in Section 9.1(a)(iv) herein) under Section 7.3 of the 1997 Agreement, then the Seller shall use all reasonable efforts to cause the Buyer and its affiliates to be subrogated to the rights of the Seller under the 1997 Agreement with respect to such breach or matter.  The Buyer hereby agrees that it shall, and shall cause its affiliates to cooperate with the Seller in connection with the foregoing.  The Seller hereby guarantees the payment by the First Parties of any payment to which the Seller or any of its current or former affiliates are entitled for any Buyer Loss under the 1997 Agreement and this Section 9.3(b); provided, however, that the Seller’s guarantee obligation pursuant to this Section 9.3(b) shall apply only upon receipt by the Seller of reasonable evidence of a default by the First Parties pursuant to an obligation to make a payment for such a Buyer Loss.  The Seller shall perform under this guarantee obligation by payment to the Buyer of the applicable Buyer Loss within thirty (30) days following the date of receipt of such evidence.

(c)                                  The Buyer and its affiliates shall not be entitled to recover indemnification hereunder for Buyer Losses to the extent that such Losses are specifically reserved for in the Conclusive Net Working Capital Statement.

(d)                                 Notwithstanding any other provision of this Agreement to the contrary, the Buyer and its affiliates shall not be entitled to recover any indemnification under Section 9.1(a)(i) for any Buyer Losses specifically relating to any breach of any representation or warranty provided in Section 3.17 to the extent that any such breach relates to the conduct or operation by Seller or its affiliates of the Petcoke Business, except for any such breach with respect to which the Seller had knowledge prior to the date of this Agreement and did not include on Schedule 3.17 or otherwise disclose to the Buyer or its affiliates prior to the date of this Agreement.

(e)                                  The Buyer and its affiliates shall not be entitled to recover any indemnification for Buyer Losses under Section 9.1(a)(ii) to the extent that (i) written notice providing specific details supporting the claim for such indemnification has not been provided to the Seller prior to the seventh (7th) anniversary of the Closing Date, or (ii) such Buyer Losses exceed, in the aggregate, $20,000,000.  Notwithstanding any other provision of this Agreement to the contrary, Section 9.1(a)(ii) constitutes the sole and exclusive remedy to the Buyer or any of its affiliates from or against the Seller or any of its affiliates for any Buyer Losses relating to or arising out of the Actions set forth on Schedule 9.1(a)(ii) or otherwise relating to or arising out of human exposure to silica or bentonite in relation to the business and operations of any Sold Company or Subsidiary on or prior to the Closing Date.

(f)                                    The Buyer and its affiliates shall not be entitled to any indemnification for Buyer Losses under Section 9.1(a)(iii) to the extent that such Buyer Losses, when aggregated with all Buyer Losses indemnified pursuant to Section 9.1(a)(i), exceed $30,000,000.

(g)                                 The Buyer and its affiliates shall not be entitled to recover any indemnification for Buyer Losses under Section 9.1(a)(iv) to the extent that (i) written notice providing specific details supporting the claim for such indemnification has not been provided to the Seller prior to the fifteenth (15th) anniversary of the Closing Date, or (ii) the Buyer or any of the Buyer’s affiliates was aware of a basis to make a timely claim for indemnity regarding such Buyer Losses prior to the expiration of the indemnity periods set forth in Section 7.4(f) or 7.4(g) of the 1997 Agreement, as applicable, but failed to do so.

(h)                                 The Buyer and its affiliates shall be entitled to recover only seventy-five (75) percent of the Buyer Losses, as each such Buyer Loss is incurred, that would otherwise be subject to indemnification under Section 9.1(a)(v).  Without limiting the foregoing, the Buyer and its affiliates shall not be entitled to recover any indemnification for Buyer Losses under

Section 9.1(a)(v) to the extent that (i) written notice providing specific details supporting the claim for such indemnification has not been provided to the Seller prior to the tenth (10th) anniversary of the Closing Date, or (ii) such Buyer Losses (whether or not indemnified hereunder) exceed, in the aggregate, $20,000,000, so that the obligations of the Seller and its affiliates under Section 9.1(a)(v) shall under no circumstances exceed $15,000,000.

(i)                                     Buyer’s Losses that would otherwise be subject to indemnification under Sections 9.1(a)(i) (but only to the extent relating to any breach of Section 3.17), 9.1(a)(iii), 9.1(a)(iv) or 9.1(a)(v), shall not be subject to indemnification under Article IX to the extent that the Buyer and it affiliates fail to take or omit taking all commercially reasonable actions to mitigate any such Buyer Losses.  Without limitation of the foregoing, Buyer and its affiliates shall not (x) undertake any Remedial Action for which it seeks indemnification hereunder unless required by applicable Environmental Laws, (y) importune any Governmental Authority to require any such Remedial Action, or (z) conform in any such Remedial Action to remedial standards materially more stringent than those least stringent applicable standards required under applicable Environmental Laws (unless required to do so by a Governmental Authority) and, if reasonably requested by the Seller in any Action or other matter in which the Buyer is seeking indemnification as provided in this Agreement, the Buyer shall agree to deed restrictions limiting the use of the relevant properties of the Sold Companies and Subsidiaries to industrial uses.

(j)                                     Notwithstanding any other provision of this Agreement to the contrary, to the extent that any specific matter is subject to indemnification under more than one subsection of Section 9.1, the Buyer and its affiliates shall only be entitled to recover indemnification for any Buyer Loss arising out of or related to such matter under the one such subsection which addresses such matter with the greatest particularity.  By illustration, to the extent that a matter is (without giving effect to any limitation on indemnification provided under Section 9.3) subject to indemnification under any of Sections 9.1(a)(ii), (iii), (iv) or (v), the Buyer and its affiliates shall have no recovery pursuant to Section 9.1(a)(i) in respect of such matter.  If the Buyer and its affiliates timely seek indemnification under a subsection of Section 9.1 and an arbitrator determines under Article XI that in accordance with the first sentence hereof indemnification should have been sought under another subsection of Section 9.1, then notwithstanding any other provision of this Agreement to the contrary, the Buyer and its affiliates shall not be time-barred from seeking indemnification under such other subsection determined to be applicable by the arbitrator if they would not have been time-barred from doing so when they first sought such indemnification.

(k)                                  Notwithstanding any other provision of this Agreement to the contrary, the Buyer and its affiliates shall not be entitled to recover any indemnification for Buyer Loss related to or arising out of any underfunding of Pension Plans which have been disclosed on Schedule 3.13(b); it being agreed that the provision for a current liability of $1.5 million in respect of Pension Plan underfunding referred to in Section 2.2(a)(i) shall be the sole remedy of the Buyer and its affiliates for any underfunding of the aforementioned disclosed Pension Plans.

9.4                                 Indemnification Calculations.

(a)                                  The amount of any Losses for which indemnification is provided under this Article IX shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses; provided, that the foregoing is not intended to preclude a party from recovering as a Loss any increase in insurance premiums incurred as a result of such payment or related insurance claim.

(b)                                 The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

(c)                                  The amount of any Losses for which indemnification is provided under this Article IX shall be computed net of any foreign, federal, state or local income tax benefits inuring to the indemnified party in connection with such Losses.

9.5                                 Survival.

(a)                                  The representations and warranties of the Seller contained in this Agreement shall survive until the 545th day after the date of the Closing; provided, that (i) the representations and warranties in Sections 3.1(b), 3.2(b) and the second and third sentences of each of Sections 3.3(a), (b) and (c) and 3.19 shall survive for ten years after Closing; (ii) the representations and warranties set forth in Section 3.3(e) shall survive for three years after the Closing; (iii) the representations and warranties set forth in Section 3.12 and the representations and warranties relating to compliance with all applicable laws in Sections 3.13(b)(ii) and (viii) and payments of all obligations and benefits in Section 3.13(b)(ii) shall survive until the expiration of the applicable statute of limitations; and (iv) the representations and warranties set forth in Section 3.17 shall survive until the first to occur of (x) the expiration of the applicable statute of limitations and (y) three years after the Closing.  Any claims made by a party under Section 9.1 in accordance with the terms of Article IX prior to the expiration of the survival period with respect to an applicable representation or warranty shall survive the expiration of the representations and warranties until finally and conclusively resolved pursuant to Article IX and the expiration of such survival period shall not act as a limitation on any Buyer Losses recoverable thereunder.

(b)                                 The representations and warranties of the Buyer contained in this Agreement shall survive until the 545th day after the date of Closing; provided, that the representations and warranties contained in Section 4.2 shall survive for ten years after Closing.  Any claims made by a party under Section 9.2 in accordance with the terms of Article IX prior to the expiration of the survival period with respect to an applicable representation or warranty shall survive the expiration of the representations and warranties until finally and conclusively resolved pursuant to Article IX and the expiration of such survival period shall not at as a limitation on any Seller Losses recoverable thereunder.

9.6                                 Assignment.  Notwithstanding the provisions of Section 12.6, the indemnity provided under Section 9.1(a)(v) may be assigned by the Buyer or any affiliate to any purchaser, assignee or transferee of all or substantially all of the Metals Business, or any purchaser, assignee or transferee of all or substantially all of the assets used in the Metals Business, provided that such indemnity remains subject to all limitations and restrictions provided for under Article IX of this Agreement, including without limitation, those provided for under Section 9.3.

ARTICLE X

TERMINATION

10.1                           Termination Events.  Subject to Section 10.2(b), and without prejudice to other rights or remedies which may be available to the parties by law or pursuant to this Agreement, this Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a)                                  by mutual written consent of the Buyer and the Seller hereto;

(b)                                 by either the Buyer or the Seller by written notice to the other party given on or after, in the case of Buyer, December  31, 2003 or, in the case of Seller, December 15, 2003 if the Closing shall not have occurred on or before in the case of Buyer, December  31, 2003 or, in the case of Seller, December 15, 2003, unless extended by written agreement of the parties hereto, so long as the party terminating this Agreement shall not be in default or breach of any of its representations, warranties, covenants or agreements hereunder, which default or breach has caused a failure to satisfy a Closing condition; provided that, if the Closing shall not have occurred on or before, in the case of Buyer, December 31, 2003 or, in the case of Seller, December 15, 2003, as a result of the non terminating party’s default or breach of any of its representations, warranties, covenants or agreements hereunder (other than a breach of Section 5.3 or a breach by Buyer of Section 4.6, Section 8.1 or Section 8.2 or a breach by Buyer of Section 5.5 relating to the subject matter of any of the foregoing Sections), such date shall be extended to the 45th day following the date on which the non terminating party first obtained actual knowledge of the default or breach; provided, further that if the reason the Closing shall not have been consummated prior to such date is attributable to the failure to obtain any consent from any Governmental Antitrust Authority and the non terminating party is not then in default or breach of any of its obligations under Section 5.3, such date shall automatically be extended to July 2, 2004;

(c)                                  [Intentionally omitted.]

(d)                                 by the Buyer, upon written notice to the Seller at any time prior to Closing, if (i) the Seller has given the Buyer notice pursuant to Section 5.12 above, (ii) the breach that is the subject of such notice results in a failure to satisfy the conditions set forth in Section 7.3(a) or Section 7.3(g), and (iii) the breach has not been cured (such that such conditions are satisfied) within 45 days after the Seller first obtained actual knowledge of the breach; or

(e)                                  by either the Buyer or the Seller, without cause, by written notice to the other party given at any time prior to any other termination of this Agreement in accordance with its terms and payment of the Termination Fee set forth in Section 10.2(a).

10.2                           Termination Fee.

(a)                                  If either party terminates this Agreement pursuant to Section 10.1(e), then the terminating party shall pay the non-terminating party a termination fee of $20 million if the terminating party terminates this Agreement on or prior to December 31, 2003 and $15 million if the terminating party terminates this Agreement after December 31, 2003 (the “Termination

Fee”), which Termination Fee shall be paid not later than two (2) business days after delivery of the notice set forth in Section 10.1(e) by wire transfer of immediately available funds to an account designated by the non-terminating party.

(b)                                 Any party entitled to receive payment of the Termination Fee pursuant to Section 10.2(a) hereby agrees that such payment is intended to and shall be the sole and exclusive remedy and recovery of such party and its affiliates (and is in lieu of any other rights or remedies available to such party and its affiliates, including without limitation, for any recovery of damages or otherwise) on account of or relating to the termination of this Agreement by the terminating party, including without limitation for any Losses arising out of or relating to or based upon any of the circumstances of such termination.

10.3                           Effect of Termination.  In the event of any termination of the Agreement as provided in Section 10.1 above:

(a)                                  this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of the Buyer and the Seller, except that (i) the obligations of the Buyer and the Seller under Sections 5.1(c) and 5.3(d) and Article X and Article XII of this Agreement shall remain in full force and effect including without limitation the obligation of either party to pay the Termination Fee pursuant to Section 10.2(a) (which such obligation shall remain in full force and effect until such amount is fully paid) and (ii) subject to Section 10.2(b), such termination shall not preclude either party from bringing any action against the other party for any breach of this Agreement which may have occurred and otherwise enforcing its rights and remedies hereunder or at law or equity in connection therewith; and

(b)                                 The Buyer will (i) deliver to the Seller all documents, work papers and other materials of the Seller, the Sold Companies, the Venture Entities and the Subsidiaries previously delivered to the Buyer and relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and (ii) shall comply with the Confidentiality Agreement.

ARTICLE XI

DISPUTE RESOLUTION

11.1                           Dispute Resolution.

(a)                                  General.  Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation hereof or any arrangements relating hereto or contemplated herein or the validity, breach or termination hereof (each, individually, a “Dispute”) shall be resolved and settled pursuant to the terms of this Article 11.  In the event of a Dispute between the parties, either party (the “Claimant”) may initiate the Dispute resolution procedures of this Section 11.1 by providing written notice (the “Notice of Claim”) to the other party (the “Respondent”) identifying the nature and scope of the Dispute and stating the desire to resolve the Dispute.  Insofar as is practicable, any documentation that supports the Claimant’s Notice of Claim shall be included with said Notice of Claim.  Within fifteen (15) days after receiving the Notice of Claim, Respondent will respond in writing by stating its position

(including any related claims it may have) and setting forth a proposed resolution of the Dispute.  Insofar as is practicable, any documentation that supports the Respondent’s defense shall be included with such response.  If Claimant and Respondent are not able to resolve the Dispute within ten (10) days thereafter, then the parties shall proceed in accordance with the provisions of Section 11.1(b) hereof.

(b)                                 Informal Resolution.  If a Dispute is not promptly resolved after the submission of the Notice of Claim and response specified in Section 11.1(a) hereof, then each party shall promptly nominate a senior officer of its management to meet to resolve the Dispute.

(c)                                  Arbitration.  If the parties have not resolved the Dispute within fifteen (15) days after the date of the commencement of informal resolution proceedings set forth in paragraph (b) above, then either party may initiate arbitration of the Dispute by notifying the other party in writing that arbitration of the Dispute is demanded.  The arbitration shall be conducted in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration (the “Rules”) by one (1) arbitrator.  Unless the parties agree on an individual arbitrator by name, each party shall appoint one (1) arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within ten (10) days after delivery of the written notice demanding arbitration.  The two party appointed arbitrators shall then jointly appoint a third arbitrator, obtain the appointee’s acceptance of such appointment and notify the parties in writing of such appointment and acceptance within ten (10) days after their appointment and acceptance.  The arbitrator appointed by the two party appointed arbitrators shall serve as the sole arbitrator.  If the party appointed arbitrators fail to appoint an arbitrator within the time limits specified herein, the CPR Institute for Dispute Resolution shall appoint the arbitrator in accordance with Article 6 of the Rules.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  Unless otherwise agreed, the place of the arbitration shall be Naples, Florida.  The parties agree and consent to the jurisdiction of the courts of the State of Florida for the purpose of enforcing this Section 11.1 and for the purpose of confirming an award and entering judgment upon said award, and the parties further waive all objections to jurisdiction and venue in any such courts.

(d)                                 Costs.  All Dispute resolution costs, which shall include any fee for the arbitrator for services rendered, shall be borne equally by the parties.  Each party shall pay its own counsel fees and expenses.

ARTICLE XII

MISCELLANEOUS AGREEMENTS OF THE PARTIES

12.1                           Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telecopy, as follows:

If to the Buyer:	Oxbow Carbon & Minerals LLC 1601 Forum Place, Suite 1400 West Palm Beach, FL 33401
Attention:	Brian Acton, President and Richard P. Callahan, General Counsel
Fax: (561) 640-8812

With a copy to:	Steel Hector & Davis LLP 1900 Phillips Point West 777 South Flagler Drive West Palm Beach, FL 33401
Attention: Barry A. Weiss
Fax: (561) 655-1509

and to:	Oxbow Carbon & Minerals LLC 1601 Forum Place Suite 1400 West Palm Beach, FL 33401
Attention: J. Michael Smith, Counsel
Fax: (561) 640-8812

If to the Seller:	Walter Industries, Inc. 4211 W. Boy Scout Boulevard Tampa, Florida 33607
Attention:	Charles Cauthen, Controller and Victor Patrick, General Counsel
Fax: 813-871-4420

With a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
Attention: Peter J. Gordon
Fax: 212-455-2502

or to such other person or address as a party shall specify by notice in writing to the other parties.  All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of personal delivery or on the third business day after the mailing thereof or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

12.2                           Further Assurances.  From time to time, at the Buyer’s or the Seller’s request, whether before, at or after the Closing Date, the Buyer or the Seller, as the case may be, shall, and shall cause their respective affiliates to, execute and deliver such further instruments of conveyance and transfer, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as the Buyer or the Seller, as the case may be, may reasonably require of the other party with respect to compliance with obligations of the Buyer or the Seller in connection with and in furtherance of the transactions contemplated hereby.

12.3                           Expenses.  Whether or not the transactions contemplated hereby are consummated, except as expressly provided otherwise herein (including in Section 5.21 hereof), the Seller and the Buyer shall each pay their respective fees and expenses in connection with the negotiation, preparation, review, execution and performance of this Agreement, including, without limitation, attorneys’, accountants’ and other advisors’ fees and expenses and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by this Agreement.

12.4                           Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto and the documents referred to herein) constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to such subject matter , including without limitation, the Original Stock Purchase Agreement and the Amended Stock Purchase Agreement.

12.5                           No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Other than Sections 5.14, 9.1 and 9.2, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6                           Assignability.  This Agreement shall not be assigned by any of the parties hereto without the prior written consent of the other parties hereto; provided that the Buyer may, without the prior written consent of the Seller, assign all of its rights under this Agreement to an assignee, which is either a direct or indirect wholly owned subsidiary of the Buyer or a parent company of the Buyer; provided, further, that, notwithstanding any such permitted assignment, the Buyer shall remain liable to perform all of its obligations hereunder, including, without limitation, the obligations to fund the full amount of the Purchase Price.  This Agreement may be assigned by Buyer more than once as provided above, but there shall be no more than one assignment in effect at any single point in time.

12.7                           Amendment and Modification; Waiver.  This Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party to this Agreement, any further negotiations or discussions between the parties, or any proposed changes in terms that are not set forth in a writing executed by the parties shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder, including without limitation the representations and warranties set forth in Section 4.6 of this Agreement.  In particular, no action or inaction by Seller to assist Buyer with respect to Buyer’s efforts to obtain the Financings or to facilitate such efforts shall be deemed a waiver by the Seller of such compliance or shall result in the Buyer’s obligations under this Agreement being deemed conditioned upon successfully obtaining the Financings.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.  If the Closing does not occur on or before December 15, 2003, this Agreement shall not be deemed a partial or complete waiver by Seller of, and shall not otherwise prejudice, any claims (whether for breach of contract, fraud or otherwise) which Seller may have against any of Buyer and its affiliates as of the date hereof or in the future under the Amended Stock Purchase Agreement, without giving effect to this Agreement or any amendment thereof.

12.8                           Public Announcements.  Unless otherwise required by law or any regulation or rule of any public agency or other Governmental Authority (including without limitation any obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulations), prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party.  Prior to issuing a press release or other public announcement required by law with respect to the execution and delivery of or the transactions contemplated by this Agreement, the Buyer and the Seller shall consult with each other and each party shall have reasonable opportunity to comment on such press release and, prior to issuing a press release or other public announcement with respect to the Closing, the Buyer and the Seller shall agree on the form of such press release or other public announcement.

12.9                           Schedules and Exhibits.  All Exhibits and Schedules hereto are hereby incorporated by reference and made a part of this Agreement.  All statements contained in Schedules and certificates attached hereto or delivered by the Seller pursuant hereto shall be deemed representations and warranties by the Seller.  Any fact or item which is clearly disclosed on any Schedule to this Agreement or in the Financial Statements in such a way as to make its relevance to a representation or warranty made elsewhere in this Agreement or to the information called for by another Schedule to this Agreement clearly and readily apparent on its face shall be deemed to be an exception to such representation or warranty or to be disclosed on such other Schedule, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.  Any fact or item disclosed on any Schedule hereto shall not solely by reason of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

12.10                     Section Headings; Table of Contents.  The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

12.11                     Severability.  If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

12.12                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

12.13                     Enforcement.  Subject to Article XI, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court referred to in clause (a) below, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, subject to the provisions of Section 2.2 and Article XI, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern or Western Districts of Florida or any court of the State of Florida located in such districts in connection with the foregoing, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts.

12.14                     Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein; notwithstanding the foregoing, questions concerning arbitrability under Section 11.1 hereof shall be governed exclusively by the Federal Arbitration Act, 9  U.S.C. §§ 1-16, and questions concerning the Mergers shall be governed exclusively by the DGCL and the DLLCA.

12.15                     Certain Definitions.  For purposes of this Agreement, the term:

(a)                                  “Affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; the term “Control” (including the terms “Controlled by” and “Under common control with”) as used both in this definition and elsewhere in this Agreement means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person, whether through the ownership of voting securities or other equity interest, by contract or otherwise;

(b)                                 “Cash” shall mean the sum of cash, cash equivalents and liquid investments (plus all uncollected bank deposits and less all outstanding checks) of the Sold Companies and the Subsidiaries;

(c)                                  “Credit Agreement” shall mean the Credit Agreement, dated as of April 17, 2003, among the Seller, the lenders parties thereto, Bank of America, N.A., as administrative agent, SunTrust Bank, as syndication agent, and BNP Paribas and Credit Lyonnais New York Branch, as co-documentation agents, as amended, supplemented or otherwise modified from time to time;

(d)                                 “Debt Obligations” shall mean the sum of all outstanding indebtedness or liabilities of the Sold Companies, the Venture Entities and the Subsidiaries under loan agreements, promissory notes, indentures, mortgages, pledge agreements, chattel mortgages, deeds of trust, guarantees, letters of credit and similar instruments or undertakings;

(e)                                  “Liens” means (i) with respect to any asset, including the Shares, any charge, claim, “adverse claim” (as defined in Section 8-102(a)(1) of the New York Uniform Commercial Code), equitable interest, easement, encumbrance, option, lien, pledge, hypothecation, assignment, deposit arrangement, security interest, mortgage, deed of trust or retention of title agreement and (ii) with respect to the Shares, any right of first refusal, right of first offer, preemptive right, or other restriction on, or right granted with respect to, the use, voting, transfer, receipt of income or exercise of any other attribute of ownership with respect thereto;

(f)                                    “Material Adverse Change” means (i) any event, circumstance or condition materially impairing Seller’s ability to consummate the transactions contemplated by this Agreement or (ii) any change (or changes taken together) in, or events having an effect on, any of the Sold Companies or the Subsidiaries that is materially adverse to the financial condition or results of operation of the Sold Companies and the Subsidiaries taken as a whole; provided, however, that no changes or effects, individually or in the aggregate, including without limitation any loss of customers or suppliers, resulting from or relating to any of the following (each, a “MAC Limitation”) shall be deemed individually or together to constitute a “Material Adverse Change” to the extent such changes or effects do not result from or relate to or are not exacerbated by any corporate malfeasance resulting in a material Buyer Loss or any material failure to comply with any law, rule or regulation or authoritative interpretation thereof by Seller or any of the Sold Companies and the Subsidiaries (or any of their directors or officers): (A) changes or developments in the U.S. or global economy or financial, commodity or other capital markets generally; (B) any changes in conditions or developments applicable generally to the industries or wholesale or retail markets in which any of the Sold Companies and the Subsidiaries or their respective customers or suppliers are involved (and which also effect other similar companies); (C) any condition that is cured (including by the payment of money) before the earlier of the Closing Date or the termination of this Agreement under Section 10.1; (D) the execution and delivery of this Agreement by the parties and the public announcement of the identity of the Buyer and of the transactions contemplated hereby; (E) the taking of any action specifically required or contemplated by this Agreement (and in conformance therewith); or (F) earthquakes or similar catastrophes or acts of war, sabotage, terrorism, military action or any escalation or worsening thereof;

(g)                                 “Metals Business” means the Sold Companies’ and the Subsidiaries’ business and operations regarding the manufacture, sale or distribution of ferroalloys and other metals as now or previously conducted.

(h)                                 “Permitted Lien” means (A) installments or special assessments not yet delinquent and of which the Buyer has notice, (B) Taxes not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings (provided an appropriate reserve therefore has been established in the Financial Statements), (C) statutory liens arising or incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanic’s liens and other similar liens, with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings, (D) encroachments and recorded encumbrances, easements, covenants and restrictions, including exceptions which are listed on any title insurance policy, or deeds or other documents of record relating to a Parcel, in each case which do not impair the current use, occupancy or value of the property subject thereto, (E) Liens incurred pursuant to actions of the Buyer or its affiliates, (F) Liens reflected on the Financial Statements or (G) Liens expressly disclosed in the Schedules;

(i)                                     “Person” means an individual, corporation, partnership, limited liability company, joint venture, firm, association, trust, joint stock company, unincorporated organization, Governmental Authority or other entity;

(j)                                     “Petcoke Business” means all of the businesses and operations of the Sold Companies, the Subsidiaries and the Venture Entities (other than the Metals Business), including but not limited to, the Sold Companies’, the Venture Entities’, and the Subsidiaries’ petcoke cutting, stockpiling, marketing, trading and handling business; and

(k)                                  “Seller’s Tax Knowledge” shall mean, with respect to any matter in question, the actual knowledge of any person who has held the position of Tax Director of Seller, any Sold Company or any Subsidiary since October 16, 1997, Cindy Eisch (the current Director of Tax of Seller), Mary Lee Oldenburg or Gail Tucker of Seller or any person who has held the position of Chief Financial Officer of AIMCOR DE since October 16, 1997.

(l)                                     “The knowledge of“ or “The best knowledge of“ a party hereto shall mean (i) with respect to the Seller, with respect to any matter in question, the actual knowledge of those individuals listed in Schedule 12.16(k)(i) and (ii) with respect to the Buyer, with respect to any matter in question, the actual knowledge of those individuals listed in Schedule 12.16(k)(ii).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

WALTER INDUSTRIES, INC.

By:	/s/ CHARLES E. CAUTHEN
	Name:	Charles E. Cauthen
	Title:	Senior Vice President

APPLIED INDUSTRIAL MATERIALS CORPORATION

By:	/s/CHARLES E. CAUTHEN
	Name:	Charles E. Cauthen
	Title:	Vice President

GANS TRANSPORT AGENCIES (USA) INC.

By:	/s/ CHARLES E. CAUTHEN
	Name:	Charles E. Cauthen
	Title:	Vice President

AIMCOR (FAR EAST) INC.

By:	/s/ CHARLES E. CAUTHEN
	Name:	Charles E. Cauthen
	Title	Vice President

OXBOW CARBON & MINERALS LLC

By:	/s/ B. ACTON
	Name:	B. Acton
	Title:	President & COO